Exhibit 10.10

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LAZARD ASSET MANAGEMENT LLC

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-ii-

Annex I – Form of Class A Interest Agreement and Acknowledgement

Annex II – Form of Class B Interest and Class C Interest Agreement and Acknowledgement

Annex III – Form of LAML Phantom Interest Agreement and Acknowledgement

Annex IV – Form of Phantom Right Agreement and Acknowledgement

Annex V – Form of Certificate of Limited Liability Company Interest

Schedule 3.4(a) – Vesting Schedule

Schedule 6.4 – Initial Managing Directors

Schedule A – List of Members, Units and Capital Accounts

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THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LAZARD ASSET MANAGEMENT LLC (this “Agreement”) is made and entered into as of this 10th day of January, 2003, by Lazard Frères & Co. LLC, a New York limited liability company (“LFNY”). Persons who shall be admitted as Members of the Company on and after the date hereof shall be added as parties hereto as of the date of such admission in accordance with the terms hereof.

W I T N E S S E T H:

WHEREAS, on August 20, 2002, a Certificate of Formation (the “Certificate”) for Lazard Asset Management LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware, was filed with the Secretary of State of the State of Delaware; and

WHEREAS, on September 17, 2002, LFNY entered into the Limited Liability Company Agreement of Lazard Asset Management LLC (the “Initial Agreement”) pursuant to which LFNY became the initial Member of the Company; and

WHEREAS, the purpose of the Company is to combine the asset management business of Lazard LLC, a Delaware limited liability company and parent company of LFNY (“Lazard”), under a single, separate entity and to conduct the combined asset management businesses currently conducted by LFNY through such entity; and

WHEREAS, LFNY shall enter into a U.S. Contribution Agreement with the Company pursuant to which LFNY shall contribute its asset management businesses and certain capital (which capital shall include all of the capital in Lazard of certain individuals who are members of Lazard and who shall provide services to and for the benefit of the Company and shall cease to be members of Lazard) to the Company and in exchange therefor the Company shall issue Interests (as defined below) to LFNY (the “LFNY Contribution”), on the terms and subject to the conditions described in such agreement; and

WHEREAS, Lazard Asset Management (UK) Holdings Limited, a company incorporated in England and Wales with registered number 4496540 and a wholly owned subsidiary of the Company (“LAMUKH”), shall enter into a Share Sale and Purchase Agreement with Lazard Asset Management Holdings Limited, a company incorporated in England with registered number 03328988 (“LAMH”), pursuant to which LAMH shall sell, and LAMUKH shall purchase, the entire issued share capital of Lazard Asset Management Limited, a company incorporated in England and Wales with registered number 00525667 (“LAML”), on the terms and subject to the conditions described in such agreement; and

WHEREAS, certain individuals who are members of Lazard and who shall provide services to and for the benefit of the Company shall cease to be members of Lazard, all of the capital of such individuals in Lazard shall be contributed by LFNY to the Company pursuant to the LFNY Contribution in exchange for Interests in the form of Class C Capital, as defined below, and such Interests shall be distributed by LFNY to Lazard and by Lazard to such individuals (the “MD Distribution”) and such individuals shall become Class C Members, in each case on the terms and subject to the conditions provided herein; and

WHEREAS, certain individuals who shall provide services to and for the benefit of the Company shall contribute capital to the Company after the LFNY Contribution in exchange for membership interests in the Company (in the form of Class C Capital, as defined below), and such individuals shall become Class C Members in the Company, in each case on the terms and subject to the conditions provided herein; and

WHEREAS, after the date of the LFNY Contribution additional Persons may become Members, and shall become bound by and parties to this Agreement, on the terms and subject to the conditions contained herein; and

WHEREAS, LFNY, as the initial Member, now desires to amend and restate the Initial Agreement to more particularly provide for the rights, powers, duties and obligations of Members and to govern the management, operations and activities of the Company.

NOW, THEREFORE, LFNY, as the initial Member, pursuant to and in accordance with the Act (as defined below), hereby amends and restates the Initial Agreement in its entirety as provided herein:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1.

“Accounting Period” means (i) in the case of the first Accounting Period, the period commencing on the date of this Agreement and ending at the next Closing of the Books Event, and (ii) in the case of each subsequent Accounting Period, the period commencing immediately after a Closing of the Books Event and ending at the next Closing of the Books Event.

“Acknowledgement” means a Class A Interest Agreement and Acknowledgement substantially in the form of Annex I or a Class B Interest and Class C Interest Agreement and Acknowledgement substantially in the form of Annex II hereto, as applicable, as such forms may be amended from time to time by the Board.

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101 et seq., as the same may be amended from time to time.

“Adjusted Class C Capital Account” has the meaning set forth in Section 7.2(f).

“Affected Entity or Entities” has the meaning set forth in Section 10.4(a)(ii).

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended, and as set forth in Section 11.3.

“Affiliate Transaction” means a transaction between (1) the Company and any Company Affiliate or (2) two or more Company Affiliates.

“Agreement” means this Limited Liability Company Agreement as originally executed and as amended, modified or supplemented from time to time in accordance with the terms hereof. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Percentage” has the meaning set forth in Section 6.6(b).

“Appraised Value of LAM” means the value of the Company as a going concern determined by appraisal, which appraisal shall be made by an investment banking, appraisal or accounting firm selected by the Board (after consultation with the Managing Directors Special Committee) and made at the direction of the Board in connection with sales of Class A Units to Managing Directors and certain other Persons pursuant to Section 6.6(b). Such appraisal shall take into account such factors as the appraiser deems appropriate, including, but not limited to, the earnings and certain other financial and operating results of the Company and its Subsidiaries, taken as a whole, in recent periods.

“Available Compensation Amount” means the salary and Other Compensation that would be paid by the Company and its Subsidiaries to an Eligible Recipient if not for Section 6.6(b) (for the avoidance of doubt, on a pre-tax basis) in respect of the fiscal year of the Company immediately preceding the applicable Eligible Year.

“Board” has the meaning set forth in Section 4.1.

“Board Review” has the meaning set forth in Section 12.11(b).

“Capital” has the meaning set forth in Section 3.2(a).

“Capital Account” has the meaning set forth in Section 7.1(b).

“Capital Return Amount” has the meaning set forth in Section 7.2(b).

“Cause” means, with respect to a Management Member, (i) the continued failure of the Management Member to perform substantially such Person’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after written notice from the Company specifying the duties alleged not to have been performed; (ii) the engaging by the Management Member in (a) illegal or fraudulent conduct or gross misconduct or (b) dishonest conduct that, in the case of this clause (b) only, is materially and demonstrably injurious to the Company or its reputation; (iii) commission of a felony or guilty or nolo contendere plea by the Management Member with respect thereto; (iv) a material breach by the Management Member of this Agreement, any applicable Member Services Agreement or any Acknowledgement that has not been cured within 10 days after written notice from the Company specifying the alleged breach; or (v) a violation in any material respect of any material policy of the Company applicable to the Management Member; provided that in no event shall Cause be found to have occurred due to any action be taken by a Management Member (x) if such action was in the opinion of the Board in the best interests of the Company, (y) in good faith reliance upon the advice of counsel to the Company or (z) at the direction of the Board. Notwithstanding the foregoing, in the event that a Management Member is party to a

Member Services Agreement that provides for a definition of “Cause” that differs from the foregoing definition, “Cause” shall be defined for such Management Member under this Agreement as it is for purposes of such other agreement.

“Certificate” has the meaning set forth in the Recitals.

“Class A Capital” means, with respect to any Class A Member, the balance in such Member’s Class A Capital Account from time to time.

“Class A Capital Account” has the meaning set forth in Section 7.1(b).

“Class A Interest” means, with respect to any Class A Member, such Member’s Class A Units, Class A Capital interests and the rights and obligations of such Member with respect to the Company pursuant to this Agreement and applicable law by virtue of such Member holding such Class A Units and having such Class A Capital.

“Class A Member” means each of the Persons listed under the caption “Class A Member” on Schedule A hereto (as it may be amended from time to time in accordance with this Agreement).

“Class A Units” has the meaning set forth in Section 3.2(a).

“Class B Capital” means, with respect to any Class B Member, the balance in such Member’s Class B Capital Account from time to time.

“Class B Capital Account” has the meaning set forth in Section 7.1(b).

“Class B Interest” means, with respect to any Class B Member, such Member’s Class B Units, Class B Capital interests and the rights and obligations of such Member with respect to the Company pursuant to this Agreement and applicable law by virtue of such Member holding such Class B Units and having such Class B Capital.

“Class B Member” means each of the Persons listed under the caption “Class B Member” on Schedule A hereto (as it may be amended from time to time in accordance with this Agreement).

“Class B Units” has the meaning set forth in Section 3.2(a).

“Class C Capital” means, with respect to any Class C Member, the balance in such Member’s Class C Capital Account from time to time.

“Class C Capital Account” has the meaning set forth in Section 7.1(b).

“Class C Interest” means, with respect to any Class C Member, such Member’s Class C Capital interests and the rights and obligations of such Member with respect to the Company pursuant to this Agreement and applicable law by virtue of such Member having such Class C Capital.

“Class C Member” means each of the Persons listed under the caption “Class C Member” on Schedule A hereto (as it may be amended from time to time in accordance with this Agreement).

“Closing of the Books Event” means (i) the close of the last day of each calendar year, (ii) the close of any date on which there occurs a dissolution of the Company, the admission of a new Member or the withdrawal of a Member (other than by reason of the Transfer of such Member’s Units pursuant to Section 9.2(b)(iii)), (iii) immediately prior to the occurrence of a Liquidity Event, a Lazard Sale Event or a Covered Control Event, (iv) in the event of a sale or other disposition giving rise to one or more Extraordinary Items (other than an Extraordinary Item relating to a Liquidity Event, a Lazard Sale Event or a Covered Control Event), immediately after the occurrence of all Extraordinary Items related to such sale or other disposition, unless otherwise determined by Lazard, and (v) any other time that the Board determines to be appropriate for an interim closing of the Company’s books.

“Co-CEOs” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Recitals.

“Company Affiliate” means any Affiliate of the Company that the Company controls (ignoring the concept of “under common control”).

“Company Fair Market Value” has the meaning set forth in Section 10.4(b).

“Competition Period” means, with respect to any Management Member, the period commencing on the Grant Date and ending on the earlier to occur of (i) the 12 month anniversary of a Covered Control Event, a Lazard Sale Event or a Liquidity Event and (ii) the day that is six months after the last day on which the Management Member ceases to provide services to the Company or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, in the case of a Management Member whose services for the Company or any of its Subsidiaries or Affiliates cease due to a termination by the Company or any of its Subsidiaries or Affiliates without Cause or by the Management Member for Good Reason, the Competition Period shall mean the period commencing on the Grant Date and ending on the day which is 30 days after the date such Management Member ceases to provide services to the Company or any of its Subsidiaries or Affiliates.

“Competitive Activities” means activities for a Competitive Enterprise of the Company or one of its Subsidiaries or Affiliates in a capacity that is similar to the capacity in which the Management Member acted for the Company or any of its Subsidiaries or Affiliates while a Management Member.

“Competitive Enterprise” means a business enterprise that (i) engages in any activity or (ii) owns or controls a significant interest in any entity that engages in any activity that, in either case, competes anywhere with any activity in which the Company or any of its Subsidiaries or Affiliates is directly or indirectly engaged.

“control” has the meaning set forth in Section 11.3.

“Control Event” means the consummation of any transaction (i) after giving effect to which more than 50% of the Units would be held by any Person other than Lazard (whether directly or indirectly through the Lazard Affiliates) or (ii) that conveys to any Person other than Lazard (whether directly or indirectly through the Lazard Affiliates) effective control of the appointment of a majority of the Board (for the avoidance of doubt, the dissolution of the Company shall not be deemed to be a Control Event).

“Coordination Agreement” means the Second Amended and Restated Coordination and Service Agreement among the Coordination Company; Lazard; LFNY; Lazard Frères S.A.S.; Maison Lazard S.A.S.; Lazard & Co., Holdings Limited; Lazard Bank Limited; Lazard & Co., Services Limited and Lazard Brothers & Co., Limited, dated as of January 1, 2002 (together with the Accounting Memorandum and all schedules thereto), as it may be amended from time to time (subject to Section 5.1(e)).

“Coordination Company” means Lazard Strategic Coordination Company LLC, a Delaware limited liability company.

“Covered Control Event” has the meaning set forth in Section 10.6.

“Current Item” has the meaning set forth in Section 7.3(a).

“Deemed Liquidation Value” has the meaning set forth in Section 10.4(b).

“Directors” has the meaning set forth in Section 4.2.

“Disability” means the absence of a Management Member from the Company and its Subsidiaries and Affiliates on a full-time basis due to a mental or physical impairment or condition (i) for a consecutive three-month period or (ii) for nonconsecutive periods aggregating six months in any consecutive 24-month period. Notwithstanding the foregoing, in the event that a Management Member is party to a Member Services Agreement that provides for a definition of “Disability” that differs from the foregoing definition, “Disability” shall be defined for such Management Member under this Agreement as it is for purposes of such other agreement.

“Disputes” has the meaning set forth in Section 12.11(a).

“Distributable Amount” has the meaning set forth in Section 8.1(b).

“Distributable Percentage” has the meaning set forth in Section 8.1(b).

“Division” has the meaning set forth in Section 7.3(d).

“Eligible Recipient” has the meaning set forth in Section 6.6(b).

“Eligible Year” has the meaning set forth in Section 6.6(b).

“Estate Transferee” has the meaning set forth in Section 9.2(b)(iii)(B).

“Extraordinary Item” has the meaning set forth in Section 7.3(a).

“Forfeiture Event” has the meaning set forth in Section 3.4(c).

“Fraction” has the meaning set forth in Section 9.3(a).

“Good Reason” means, in respect of any Management Member, (i) any failure on the part of the Company (other than any failure remedied within 10 days following receipt by the Company of written notice thereof from the Member) to pay the Member any guaranteed payment or other compensation for services to the Company and its Subsidiaries due the Member under the terms of this Agreement or any other agreement between the Member and the Company expressly approved by the Board, (ii) in the case of a Member who has a title of at least Managing Director, any reduction or diminution in such Member’s title, or (iii) the relocation of the principal location at which the Member performs his services to another city or location in each case outside of a 50 mile radius from such initial principal location other than one that is, in the reasonable judgment, in the case of a Member who is a member of the Managing Directors Special Committee, of the Board, or, in the case of a Member who is not a member of the Managing Directors Special Committee, of the Managing Directors Special Committee, suitable for the Member to perform his services in furtherance of the business objectives of the Company, in each case that has not been cured within 30 days of the delivery to the Company of written notice of the action(s) alleged to constitute Good Reason; provided that none of the foregoing events or occurrences shall constitute Good Reason if and to the extent that the Member shall agree to such action in writing. Notwithstanding the foregoing, in the event that a Member is party to a Member Services Agreement with the Company or any of its Subsidiaries that provides for a definition of “Good Reason” that differs from the foregoing, “Good Reason” shall be defined for such Member under this Agreement as it is for purposes of such other agreement.

“Grant Date” means the effective date as of which a Person is first allocated a Unit as set forth in the Acknowledgement between the Company and such Person.

“Grantee” has the meaning set forth in Annex II.

“Head of Lazard and Chairman of the Executive Committee” has the meaning assigned to such term in the Lazard Agreement.

“ICC” has the meaning set forth in Section 12.11(b).

“ICC Rules” has the meaning set forth in Section 12.11(b).

“Indemnified Capacity” has the meaning set forth in Section 11.3.

“Indemnified Representative” has the meaning set forth in Section 11.3.

“Initial Agreement” has the meaning set forth in the Recitals.

“Initial Capital” means the initial balance of each Member’s Capital Account immediately upon contribution of the capital contemplated by such Member’s Acknowledgement.

“Initial Capital Account Balance” has the meaning set forth in Section 7.1(a).

“Initial Property Valuations” has the meaning set forth in Section 7.4(c).

“Initial Valuations” has the meaning set forth in Section 10.4(a).

“Interest” means any of the Class A Interests, the Class B Interests and the Class C Interests.

“Investment Council” has the meaning set forth in Section 5.2.

“LAM” has the meaning set forth in the Annex II.

“LAM Incentive Plan” means the Lazard Asset Management Incentive Plan, dated as of January 1, 2003, as it may be amended from time to time by the Board or otherwise in accordance with the terms thereof.

“LAMH” has the meaning set forth in the Recitals.

“LAML” has the meaning set forth in the Recitals.

“LAML Phantom Acknowledgement” means a LAML Phantom Interest Agreement and Acknowledgement in the form of Annex III hereto, as such form may be amended from time to time by the Board.

“LAML Phantom Interest Agreement” means the letter agreement between LAML and a holder of LAML Phantom Rights with respect to the holder’s entitlement with respect to LAML Phantom Rights.

“LAML Phantom Rights” means contractual rights representing the right to receive compensation from LAML (in the form of an entitlement to bonus payments) based upon the economic rights of Class B Units except with respect to capital, having the terms and being subject to the conditions set forth in a LAML Phantom Interest Agreement. For purposes of this Agreement, references to a number of LAML Phantom Rights shall be deemed to refer to the number of Notional Units (as defined in the applicable LAML Phantom Interest Agreement) underlying such LAML Phantom Rights.

“LAMUKH” has the meaning set forth in the Recitals.

“Lazard” has the meaning set forth in the Recitals.

“Lazard Affiliate” means any Affiliate of Lazard (including LFNY) other than the Company or any Company Affiliate.

“Lazard Agreement” means the Third Amended and Restated Operating Agreement of Lazard, dated as of January 1, 2002, as in effect on the date hereof and as the same may be amended from time to time (subject to Section 5.1(e)).

“Lazard Board” means the board of directors of Lazard.

“Lazard Entities” means Lazard and the Lazard Affiliates.

“Lazard Fair Market Value” has the meaning set forth in Section 10.4(b).

“Lazard Mark” has the meaning assigned to such term in the Coordination Agreement.

“Lazard Name” has the meaning assigned to such term in the Coordination Agreement.

“Lazard Sale Event” means the consummation of a “Liquidity Event” (as defined in the Lazard Agreement) to which Section 7.03(a) of the Lazard Agreement applies or a merger or sale of interests that results in a “Control Event” (as defined in the Lazard Agreement) to which Section 7.06 of the Lazard Agreement applies.

“LFNY” has the meaning set forth in the Preamble.

“LFNY Contribution” has the meaning set forth in the Recitals.

“Liability” has the meaning set forth in Section 11.3.

“Limited Forfeiture Event” has the meaning set forth in Section 3.4(c).

“Limited Managing Director” has the meaning set forth in Section 6.4(a).

“Liquidation Value” means the proceeds (regardless of the type or form thereof) of a Liquidity Event.

“Liquidity Event” means the consummation of (1) a sale of all or substantially all the assets of the Company, (2) the dissolution of the Company pursuant to Section 10.2 other than a dissolution by LFNY pursuant to Section 10.2(a), or (3) the dissolution of the Company by LFNY that shall be deemed to be a “Liquidity Event” pursuant to Section 10.2(c)(ii).

“Management Member” has the meaning set forth in Section 3.8(a). For the avoidance of doubt, neither LFNY nor any of its permitted Transferees (other than those permitted Transferees who would otherwise be Management Members) shall be deemed to be a Management Member for the purposes of this Agreement.

“Management Pool” has the meaning set forth in Section 3.3(a).

“Management Unit Holder” means any Management Member or any Member that holds Units that were allocated to a Management Member and Transferred to such other Member pursuant to Section 9.2(b)(iii).

“Managing Director” has the meaning set forth in Section 6.4(a).

“Managing Directors Special Committee” has the meaning assigned to such term in Section 5.1(a).

“MD Director” has the meaning set forth in Section 4.2.

“MD Distribution” has the meaning set forth in the Recitals.

“Member” means a Class A Member, a Class B Member or a Class C Member.

“Member Services Agreement” means an employment agreement, as may be in effect at the relevant time, between the Company or any of its Subsidiaries and a Management Member, in a form approved by the Board for such Member, relating to such Member’s provision of services to the Company.

“Net Earnings” means the difference between (1) the Company’s after-tax net profits as shown on the Company’s financial statements for the relevant period prepared in accordance with U.S. generally accepted accounting principles in a manner consistent in all material respects with the policies and principles used by Lazard in connection with the preparation of the audited financial statements of Lazard and (2) all Extraordinary Items during such period.

“Non-MD Members” has the meaning set forth in Section 7.3(g).

“Other Compensation” means, with respect to any Person for any Accounting Period, all bonus, profit pool participation, carried interests and other compensation received or to be received by such Person from the Company or its Affiliates for such Accounting Period (including in connection with such Person’s Member Services Agreement, if applicable, but excluding (1) any salary and (2) any distributions made to such Member pursuant to any provision of this Agreement other than any distributions in respect of (x) Section 8.2 and (y) any compensation (other than salary) provided pursuant to Section 6.6 (including any Other Compensation paid to such Person in the form of Class A Interests pursuant to Section 6.6(b) in such Accounting Period)).

“Person” means any general partnership, limited partnership, joint venture, association, corporation, limited liability company, trust or other entity and, where the contexts so permits or requires, a natural person.

“Phantom Acknowledgement” means a Phantom Right Agreement and Acknowledgement substantially in the form of Annex IV, as such form may be amended from time to time by the Board.

“Phantom Rights” means contractual rights representing the right to receive compensation from the Company based upon the economic rights of Class B Units except with respect to capital, having the terms and being subject to the conditions set forth in the LAM Incentive Plan.

“Proceeding” has the meaning set forth in Section 11.3.

“Reserved Management Float” has the meaning set forth in Section 3.3(a).

“Residual Amount” means, with respect to a Management Member, the sum of (x) the Unvested Distributable Amount of each Extraordinary Item that is income or gain allocated pursuant to Section 7.3(a)(ii) to a class of Interests held by such Member to the extent that such Unvested Distributable Amount has not been distributed to such Member pursuant to Section 8.1(c) and (y) the product of (i) the product of (A) the amount of each such Extraordinary Item (net of any related Extraordinary Items that are deduction or loss) and (B) one minus the Distributable Percentage of such net Extraordinary Item allocated to such class (expressed as a decimal) and (ii) a fraction, the numerator of which is the number of unvested Units of the applicable class allocated to such Member and the denominator of which is the total number of Units of the applicable class allocated to such Member (in each case, at the time of the applicable forfeiture of Units and not including Units allocated to such Member after the date such Extraordinary Item was allocated pursuant to Section 7.3(a)(ii)).

“Significant Event” means, with respect to a Management Member, (i) the termination of all such Member’s services on behalf of the Company other than any termination of such Member’s services (a) by the Company for Cause, or (b) due to the resignation of such Member other than for Good Reason; (ii) the death or Disability of such Member; (iii) a determination by the Board to accelerate the vesting of the Units of such Member; or (iv) any other event designated as a “Significant Event” in a Member Services Agreement to which such Management Member is a party.

“Significant Transaction” has the meaning set forth in Section 3.3(b).

“Solicit” means to make any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person, in any manner, to take or refrain from taking any action.

“Solicitation Period” means the period commencing on the Grant Date and ending on the day which is 12 months after the last day on which the Management Member provides any services to the Company or any of its Subsidiaries or Affiliates.

“Soliciting Activities” means activities that in any manner, directly or indirectly, have the purpose or effect of (i) Soliciting any Person who is a professional employee of the Company or any of its Subsidiaries or Affiliates (including, for the avoidance of doubt, a Member or a Managing Director) to apply for or accept employment with any Competitive Enterprise or resign from any service with the Company or such Subsidiary or Affiliate, as applicable, or (ii) hiring any such Member, professional employee or analyst to work for any Competitive Enterprise.

“Subsequent Vesting Date” has the meaning set forth in Section 8.1(c).

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the outstanding voting securities (or equivalent voting interests).

“Tier” has the meaning set forth in Schedule 3.4(a).

“Transfer” means any transfer, sale, conveyance, assignment, gift, hypothecation, pledge or other disposition, whether voluntary or by operation of law, of all or any part of an Interest or any right, title or interest therein.

“Transferee” means the transferee in a Transfer or proposed Transfer.

“Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.

“Trigger Amount” shall mean 25% of the outstanding Units at the time of the applicable sale.

“UBT” has the meaning set forth in Section 7.3(g).

“Units” has the meaning set forth in Section 3.2(a).

“Unvested Distributable Amount” means, with respect to any Management Member, in the event of an Extraordinary Item allocated pursuant to Section 7.3(a)(ii) to a class of Interests held by such Member, the product of (x) the Distributable Amount in such Extraordinary Item with respect to such Interests of such Management Member and (y) a fraction, the numerator of which is the sum of all unvested Units held by such Member and the denominator of which is the sum of all Units held by such Member, in each case at the time such Extraordinary Item is allocated.

“Value of LAM” means the value of the Company as a going concern determined by the Board in good faith, taking into account such factors as the Board deems appropriate, including, but not limited to, the earnings and certain other financial and operating results of the Company and its Subsidiaries, taken as a whole, in recent periods.

“Vested Distributable Amount” means, with respect to any Member, in the event of an Extraordinary Item allocated pursuant to Section 7.3(a)(ii) to a class of Interests held by such Member, any Distributable Amount in such Extraordinary Item with respect to such Interests of such Member less any Unvested Distributable Amount in such Extraordinary Item.

Section 1.2 Definitions Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. References to the masculine gender include the feminine gender. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All schedule, exhibit, annex, preamble, recital, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement.

ARTICLE 2

OFFICES AND STATUTORY AGENT

Section 2.1 Name; Effectiveness of Agreement. The name of the limited liability company formed hereby is “Lazard Asset Management LLC.” This Agreement shall be effective upon execution by LFNY.

Section 2.2 Registered Office and Statutory Agent. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.

Section 2.3 Principal Executive Office. The location of the principal executive office for the transaction of the business of the Company shall be New York, New York, or such other location as determined by the Board from time to time.

Section 2.4 Purpose and Powers. The purpose of the Company is to provide investment advisory and asset management services, including, without limitation, the administration of hedge funds and other alternative investments and to engage in any activity incidental to carrying out the foregoing to the extent consistent with applicable laws and regulations. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in the foregoing sentence.

Section 2.5 House of Lazard. The Company shall be deemed to be one of the Houses of Lazard, as defined in the Lazard Agreement, and shall be a party to the Coordination Agreement.

ARTICLE 3

MEMBERS; INTERESTS; CLASSES; VOTING RIGHTS

Section 3.1 Members. Each party to this Agreement and each Person admitted as a Member pursuant to this Agreement shall be a member of the Company until such Person ceases to be a Member in accordance with the provisions of this Agreement.

Section 3.2 Classes of Units and Capital; Members.

(a) The membership interests in the Company shall consist of units (“Units”) and capital, and there shall be two classes of Units, such classes being designated as “Class A Units” and “Class B Units,” and three classes of capital, such classes being designated as “Class A Capital,” “Class B Capital” and “Class C Capital” and, together, “Capital.” All of the Class A Interests, the Class B Interests and the Class C Interests shall be evidenced by certificates of limited liability company interest issued by the Company in accordance with Section 18-702(c) of the Act substantially in the form attached hereto as Annex V, which certificates shall be issued to and held by LAM as custodian for the Members.

(b) The holder of a Class A Unit and/or Class A Capital and identified as a “Class A Member” on Schedule A in accordance with this Agreement is referred to as a Class A Member,

the holder of a Class B Unit and/or Class B Capital and identified as a “Class B Member” on Schedule A in accordance with this Agreement is referred to as a Class B Member and the holder of Class C Capital and identified as a “Class C Member” on Schedule A in accordance with this Agreement is referred to as a Class C Member. As used in this Agreement, all Class A Members, Class B Members and Class C Members shall be deemed to be separate Members even if any Member holds more than one class of Interest. References to a certain class of Interest with respect to any Member shall refer solely to that class of Interest of such Member and not to any other class of Interest, if any, held by such Member. A Person shall cease to be a Member with respect to a class of Interest, and such Person’s name shall be removed from Schedule A as a Member of such class, at such time as (x) no Units of such class allocated to such Person are held by such Person and (y) all of the Capital of such Person, if any, relating to such class has been distributed to such Person in accordance with Section 8.3.

Section 3.3 Units.

(a) There shall initially be a total of 10,000,000 Units. The number of Units may be (i) increased pursuant to Section 3.3(b) and (ii) increased or decreased pursuant to Section 3.9. Except as permitted under the immediately preceding sentence, the number of Units shall not be changed, modified or adjusted. The Board shall have the power to allocate Units. The initial number of Units available for allocation to Management Members under this Agreement is 2,175,000 (the “Management Pool”) (subject to adjustment pursuant to Section 3.3(b) and Section 3.9). Interests representing fractional Units may be issued and allocated. The initial number and class of Units allocated to each Member is set forth on Schedule A. In addition, the number of Units allocated to each Class B Member shall be set forth on such Member’s Acknowledgement. By executing an Acknowledgement, each Management Member expressly agrees that he or she shall not (and he or she shall cause any permitted Transferee therefrom to agree that such permitted Transferee shall not) have the right to review any portion of Schedule A (other than such Member’s Capital Account established and adjusted pursuant to Section 7.2) unless the Board, in its sole discretion, shall permit such review. Any Units in the Management Pool which are not allocated to a Management Member (or are allocated but are subsequently forfeited or repurchased pursuant to the provisions of this Agreement or any Acknowledgement) (collectively, the “Reserved Management Float”) shall be allocated, pending their allocation or re-allocation to Management Members pursuant to the terms hereof, to the Class A Members (in proportion to their respective Units prior to the application of this sentence) in the form of Class A Units; provided, however, that solely with the prior written consent of the Head of Lazard and Chairman of the Executive Committee (which may be granted or withheld in his sole discretion), some or all of the Units in the Reserved Management Float that are from time to time allocated to the Class A Members in accordance with this sentence may be reallocated immediately prior to the occurrence of a Lazard Sale Event, a Covered Control Event or a Liquidity Event to the Management Members who received such an allocation in connection with the initial allocation of Class B Units after the consummation of the LFNY Contribution, and who are then still providing services to the Company on such basis as the Head of Lazard and Chairman of the Executive Committee shall, in his sole discretion, determine. Any Units in the Reserved Management Float may, from time to time, be allocated by the Board to Persons who provide service to the Company or its Subsidiaries pursuant to Section 3.8. Units in the Management Pool allocated to Persons who are (or will upon allocation become) Management Members shall be allocated in the form of Class B Units, provided that on or after January 1, 2006 Units in the

Management Pool may be allocated to Managing Directors and certain other Persons pursuant to Section 6.6(b) in the form of Class A Units.

(b) Adjustments upon Significant Transactions. Notwithstanding anything else contained herein to the contrary, in the event that the Company engages in any acquisition of all or a substantial portion of an existing business or receives any contribution of assets or a business (other than any contribution of capital) (a “Significant Transaction”), appropriate adjustments to the Management Pool may be required to recruit or retain the services of the individuals servicing such acquired business or adjustments to the total number of Units may be required in connection with such Significant Transaction. In the event that any such adjustments are required, the Board shall consult with the Managing Directors Special Committee in good faith regarding appropriate adjustments to the Management Pool and/or appropriate increases in the total number of Units; provided, that the approval of the Managing Directors Special Committee for any such adjustment or increase shall be required if such adjustment would dilute Management Members on more than a proportionate basis.

Section 3.4 Vesting and Forfeiture of Units.

(a) Vesting Schedule of Units Allocated to Management Members. The Units allocated to each Management Member shall vest according to the vesting schedule set forth on Schedule 3.4(a) for the tier identified in the Acknowledgement signed by such Management Member. The Board shall determine the tier applicable to any Units allocated to Management Members.

(b) Acceleration of Vesting of Units Allocated to Management Members. Notwithstanding anything to the contrary in Section 3.4(a), the occurrence of a Significant Event with respect to a Management Member shall cause all of the Units allocated to such Management Member and not previously forfeited to vest effective as of the date of such Significant Event. Upon the occurrence of a Liquidity Event, Control Event or Lazard Sale Event, all Units allocated to each Management Member and not previously forfeited shall vest effective as of the date on which such event is consummated.

(c) Forfeiture or Cancellation of Units or Interests Allocated to Management Members.

(i) Unless otherwise determined by the Board, upon the resignation from service of a Management Member, unless such resignation is caused by a Significant Event, all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders) which are unvested shall be forfeited, effective immediately upon such resignation.

(ii) Upon the termination of a Management Member’s provision of services to the Company and/or its Subsidiaries for Cause, (A) prior to January 2, 2006, all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders), whether vested or unvested, shall be forfeited, or (B) on or after January 2, 2006, all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders) which are unvested or which vested less than 24 months prior to the date of such termination shall be forfeited, in either case effective immediately upon such termination.

(iii) Upon a material breach of Section 12.4 by a Management Member, all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders) shall be forfeited, whether or not vested, effective immediately upon such breach.

(iv) If a Management Member engages in Soliciting Activities during the Solicitation Period, all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders), whether or not vested, shall be forfeited, effective on the first day of the Solicitation Period in which such Member engages in Soliciting Activities.

(v) If a Management Member engages in Competitive Activities during the Competition Period, (A) all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders), whether or not vested, shall be forfeited if such Member first engages in such Competitive Activity prior to January 2, 2006, or (B) all Units allocated to such Member (including any such Units Transferred to other Management Unit Holders) that are unvested or that vested within 24 months of such Member first engaging in such Competitive Activity shall be forfeited if such Member first engages in Competitive Activity on or after January 2, 2006.

(vi) Unless otherwise determined by the Board, in the event of a Lazard Sale Event or a Covered Control Event, all Interests allocated to Management Members (including any such Units Transferred to other Management Unit Holders), whether or not vested, shall be cancelled, effective immediately after consummation of such Lazard Sale Event or Covered Control Event, as applicable (and thereafter the former holder thereof shall have the right to receive the distribution in respect of such forfeited Interests payable to each Management Member required pursuant to Section 10.4 or Section 10.6, as applicable).

Except as expressly provided in Schedule 3.4 with respect to breaches of clause (v) of this Section 3.4(c), forfeiture under clause (ii), (iii), (iv) or (v) of this Section 3.4(c) is a non-exclusive remedy for any breach of a Management Member’s obligations under such clauses or Section 12.4, Section 12.5 or any Acknowledgement and is in addition to any other remedy to which the Company is entitled at law or in equity under this Agreement (including for the avoidance of doubt Section 12.5(b)) or any Acknowledgement. Upon the occurrence of an event described in clause (ii), (iii), (iv) or (v) of this Section 3.4(c) (each such event, a “Forfeiture Event” and an event described in clause (ii) or (v), a “Limited Forfeiture Event”): such Management Member or, if applicable, former Management Member (and each Management Unit Holder to whom such Member Transferred Units) shall pay to the Company (A) all amounts distributed by the Company (and not previously repaid to the Company) with respect to Units allocated to such Person (x) that were forfeited or cancelled, (y) that were Transferred pursuant to Section 9.1 hereof or (z) with respect to which distributions were made pursuant to Section 10.3, 10.4 or 10.6 and (B) all amounts paid or otherwise distributed to such Person pursuant to Section 9.3. Notwithstanding the immediately preceding sentence, in the event of a Limited

Forfeiture Event only, no Person shall be required to pay to the Company any amounts pursuant to the immediately preceding sentence with respect to Units that (1) are held by such Person and shall not be required to be forfeited pursuant to Section 3.4(c)(ii) or (v) above or (ii) were previously Transferred by such Person and if held by such Person at the time of the applicable Limited Forfeiture Event would not have been required to be forfeited pursuant to Section 3.4(c)(ii) or (v) above. Any repayment to be made in accordance with this paragraph shall be made immediately following the breach of Section 12.4 or 12.5, as applicable, or termination for Cause giving rise thereto, as applicable.

(d) Vesting and Forfeiture of Units Allocated to Other Members. Any Units allocated by the Board to any Member other than a Management Member shall be fully vested upon allocation and shall not be subject to forfeiture unless otherwise specified by the Board in writing to such Member in connection with the allocation of such Units.

Section 3.5 Determinations.

(a) The determination of whether any Management Member has been (or should be) terminated in a manner that constitutes a termination for Cause, has resigned due to a Significant Event (including Good Reason), has breached the covenants contained in Section 12.4, has engaged in Soliciting Activities during such Management Member’s Solicitation Period or engaged in Competitive Activities during such Management Member’s Competition Period shall be made by the Board. The Board’s determination shall be final and binding on the Company and the Management Members (including any Management Unit Holder that is a Transferee of such Management Member); provided, that the Management Member affected by such determination may contest such determination pursuant to Section 3.5(b) and the arbitration provisions of Section 12.11.

(b) For the purposes of Section 3.4(c), the Management Member shall be permitted to contest any such determination by submitting a written statement to the Board, delivered not less than the fifth business day prior to the meeting at which such contest is scheduled to be heard, stating his or her position on the relevant issues. The Board may in its sole discretion alter its determination after hearing such contest; provided, that nothing in this Section 3.5(b) shall affect the time at which the Company may terminate any Management Member’s services or, unless the Board otherwise determines, the finality and binding nature of such determination as provided in Section 3.5(a).

Section 3.6 Voting Rights. Notwithstanding anything to the contrary in the Act, the Members shall not have, in their capacity as Members, any voting rights, and shall not be entitled, in their capacity as Members, to consent to, approve or authorize any actions by the Company.

Section 3.7 Authority of Members. No Member shall have any power or authority, in such Member’s capacity as a Member, to act for or bind the Company except to the extent that such Member is so authorized in writing prior thereto by the Board. Without limiting the generality of the foregoing, no Member, as such, shall, except as so authorized, have any power or authority to incur any liability or execute any instrument, agreement or other document for or on behalf of the Company, whether in the Company’s name or otherwise.

Section 3.8 Admission of Management Members and Other New Members.

(a) Admission of Management Members. The Board may admit as Class B Members, and allocate Class B Units to, such Persons who are providing or shall provide services to the Company or its Subsidiaries as it shall determine, and may admit as Class A Members, and allocate Class A Units to, Managing Directors and certain other Persons pursuant to Section 6.6(b) as it shall determine (each such Person, upon admission as (1) a Class B Member pursuant to Section 3.8(b), (2) a Class A Member pursuant to Section 3.8(b) or (3) a Class C Member pursuant to Section 3.8(c), a “Management Member”). The Board may allocate additional Class B Units to one or more Management Members and may allocate additional Class A Units to one or more Management Members pursuant to Section 6.6(b).

(b) Procedure for Admission of Management Members. As a condition to any allocation of Units (including any allocation on the date of this Agreement) to a Management Member (including an individual who would be a Management Member upon allocation of such Units) pursuant to Section 3.8(a), such Management Member shall execute an Acknowledgement in respect of the allocation of such Units and deliver such executed Acknowledgement to the Company. Immediately after the execution and delivery of such Acknowledgement by such Management Member (or, if a different date is specified in such executed and delivered Acknowledgement, on such other date), (i) in the case of admission of any individual as a Management Member (including the admission of a Management Member as a Member of a different class of Interest), such Person shall be admitted as a Member and be listed as a “Class B Member” on Schedule A unless the Board otherwise expressly designates such Person as a Class A Member pursuant to Section 6.6(b), in which case such Person shall be admitted as a Member and listed as a “Class A Member” on Schedule A, or (ii) in the case of the acquisition of any additional Units of the same class held by a Management Member at such time, Schedule A shall be amended to reflect the change in ownership of Units of and any related capital contribution by such Management Member. The number of Class B Units (or, if applicable, Class A Units) allocated to such Management Member shall be determined by the Board, and Schedule A shall be deemed to be amended to reflect such number and class of Units.

(c) Procedure for Admitting Class C Members. The Board may admit as Class C Members any Class A Member or Class B Member or any Person who shall, upon admission as a Member, have allocated to him any Class A Units or Class B Units or have contributed Class C Capital. The initial capital contribution of such Class C Member shall be set forth in such Member’s or Person’s Acknowledgement and, upon consummation of such contribution and delivery of an executed Acknowledgement by such Member or Person (or, if a different date is specified in such executed and delivered Acknowledgement, on such other date), the capital contributions shall be allocated to such Member’s or Person’s Class C Capital Account, Schedule A shall be deemed to be amended to reflect such capital contribution and such Person shall be admitted as a Class C Member and listed as a “Class C Member” on Schedule A.

(d) Admission of Other Members. In addition to Members admitted in accordance with Section 3.8(a) and (c), Members may be admitted to the Company (i) in accordance with Article 9 or (ii) as may be determined by the Board; provided that each Person to be admitted pursuant to this clause (ii) executes and delivers to the Board an agreement in which such Person agrees to be a party to this Agreement in accordance with the Act and be bound by this

Agreement and any other agreements, documents or instruments specified by the Board as a condition to such Person being admitted as a Member. In the event that the new Member or the Member contributing capital is Lazard or any Lazard Affiliate, and the form of contribution is property (other than cash or cash equivalents), the provisions of Section 7.4 shall apply. Each Person so admitted in accordance with this Section 3.8(d) shall be listed as a “Class A Member,” “Class B Member” or “Class C Member,” as the case may be, on Schedule A.

Section 3.9 Phantom Rights. The Company may grant Phantom Rights to certain employees (and may direct LAML to grant LAML Phantom Rights to certain employees of LAML); provided that Phantom Rights and LAML Phantom Rights may only be granted to the extent there are Units available for allocation to Management Members in the Reserved Management Float. Immediately upon the grant of any Phantom Rights or LAML Phantom Rights, the total number of Units, the number of Units in the Management Pool and the number of Units in the Reserved Management Float shall be reduced by an amount equal to the number of Phantom Rights or LAML Phantom Rights granted (and Schedule A shall be accordingly amended). In the event of forfeiture or cancellation (or deemed forfeiture or cancellation) of any Phantom Rights or LAML Phantom Rights, the total number of Units, the number of Units in the Reserved Management Float and the Management Pool shall be increased by the number of Phantom Rights or LAML Phantom Rights forfeited or cancelled (or deemed forfeited or cancelled) (and Schedule A shall be accordingly amended). The Company intends that each Phantom Right and LAML Phantom Right shall have economic rights (not taking into account any income, employment or other taxes) with respect to the Company that are substantially equivalent to the economic rights of a Class B Unit except with respect to capital. For the avoidance of doubt, neither Phantom Rights nor LAML Phantom Rights are intended to be treated as membership interests in the Company.

ARTICLE 4

BOARD OF DIRECTORS

Section 4.1 General. Subject to the provisions of the Act and except as otherwise provided in this Agreement, the Lazard Agreement and the Coordination Agreement, the business and affairs of the Company shall be managed and all its powers shall be exercised by, and all decisions with respect thereto shall be made by, the board of directors of the Company (the “Board”); provided that (a) the Board shall coordinate with the Head of Lazard and Chairman of the Executive Committee to the extent set forth in the Coordination Agreement and (b) the Board shall not take any of the actions set forth in Section 3.02(c) of the Lazard Agreement without the approval of the Lazard Board required thereby. Certain powers and authorities of the Board may be concurrently allocated to or executed by the CEO, one or more officers, the Investment Council or the Managing Directors Special Committee, when and to the extent delegated thereto by the Board in accordance with this Agreement and subject to the immediately preceding sentence (including the proviso thereto). Approval by or action taken by the Board in accordance with this Agreement shall constitute approval or action by the Company and shall be binding on the Members. No Affiliate Transaction that may give rise to an allocation for tax purposes under Section 7.3(b) may be consummated without the approval of the Board.

Section 4.2 Composition. The Board shall consist of three (3) directors (the “Directors”), at least one of whom shall be a Management Member with an officer position and a title of at least Managing Director (an “MD Director”), provided that the number of Directors may be increased or decreased from time to time exclusively by Lazard. The Directors of the Company shall also be the “managers” of the Company within the meaning of the Act. The initial Directors shall be Bruce Wasserstein, Norman Eig and Charles G. Ward III.

Section 4.3 Vacancies; Removal. Subject to requirement that at least one Director shall be an MD Director, vacancies resulting from death, resignation, retirement, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by LFNY. Any Director may be removed at any time, with or without cause, by LFNY.

Section 4.4 Compensation of Directors. Directors of the Company, in their capacity as such, shall not be entitled to compensation, unless otherwise approved by Lazard. The Directors shall not be liable to the Company or its Members for actions taken in good faith.

Section 4.5 Place of Meetings. Meetings of the Board of Directors shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board.

Section 4.6 Meetings of Directors. Meetings of the Board for any purpose or purposes may be called at any time by any Director. Notice of any meeting of the Board shall be given to each Director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, email, facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission or email, such notice shall be deemed adequately delivered when the notice is transmitted at least 24 hours prior to the time set for such meeting. If by telephone or by hand delivery, the notice shall be given at least 24 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice of such meeting. A meeting of the Board may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting in accordance with Section 4.8.

Section 4.7 Quorum; Alternates; Participation in Meetings by Conference Telephone Permitted; Vote Required for Action.

(a) The presence of a majority of the Directors shall constitute a quorum for the transaction of business, provided that the presence of at least one MD Director (or an alternate of an MD Director, as provided below) shall be required to constitute a quorum unless each MD Director (or an alternate of an MD Director, as provided below) then in office has been duly notified of the meeting pursuant to Section 4.6 or duly waives such notice pursuant to Section 4.8. If at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Each

Director may, by prior written notice given to the other Directors, appoint an alternate (who shall be an employee of the Company or one of its Subsidiaries or Affiliates) to attend and vote at meetings of the Board, or at any particular meeting. The presence of an alternate at any meeting of the Board shall be deemed to be presence of the Director at such meeting for all purposes, and the vote of such alternate shall be deemed to be the vote of the relevant Director. An alternate may be a member of the Board and may represent more than one other Director (in which case such alternate shall have the right to vote, and to be counted for quorum and other purposes hereunder, both in his or her capacity as Director and as the alternate of such other Director). No Director may retract the vote of any duly appointed alternate on behalf of such Director after the close of the meeting at which such vote is made. In the event that the Director who appointed an alternate attends a meeting, the appointment of such alternate shall be ineffective for such meeting, and the alternate shall have no right to be present or to participate in that meeting in his or her capacity as an alternate.

(b) Directors may participate in a meeting of the Board through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can communicate with and hear one another.

(c) The act of the majority of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (including the withdrawal of any or all MD Directors) to leave less than a quorum.

Section 4.8 Waiver of Notice; Consent to Meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

Section 4.9 Action by Board of Directors Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if each Director (or their alternates who have been appointed pursuant to Section 4.7(a) above) shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of the Board.

ARTICLE 5

MANAGING DIRECTORS SPECIAL COMMITTEE AND INVESTMENT COUNCIL

Section 5.1 Managing Directors Special Committee.

(a) General. The Company shall have a Managing Directors Special Committee (the “Managing Directors Special Committee”) that shall have only the functions and powers as are specifically granted to the Managing Directors Special Committee (x) in clause (iii) of the definition of “Good Reason” and in Sections 3.3(b), 5.1(b), 5.1(e), 5.3, 6.1, 6.6, 7.4(a), 7.4(c), 10.2(c), 10.4(a), 10.5 and 12.2 hereof, or (y) as may be designated from time to time by the Board, in each case in accordance with, and subject to, the directives, oversight and supervision of the Board and subject to Section 4.1.

(b) Composition; Removal. The Managing Directors Special Committee shall be comprised of at least five and no more than nine members (as determined by the Board). Each Person selected for membership shall provide services to the Company and have the title of at least Managing Director; provided, however, that, unless the Managing Directors Special Committee shall otherwise agree, no Person who was not a managing director of the asset management business of Lazard on August 1, 2002 shall be eligible to serve as a member of the Managing Directors Special Committee unless (i) his primary professional responsibilities during immediately preceding twelve-month period were (1) to the Company or any Company Affiliate (or any predecessor of the Company, including the asset management business of Lazard as conducted prior to January 1, 2003) or (2) to an entity (or combination of entities) that, in each case, during such period (A) was not Lazard or a Lazard Affiliate and (B) was engaged in the asset management business, and (ii) if applicable the value of any economic interests he holds in Lazard and all other Lazard Affiliates is insubstantial in relation to the economic interests he holds as a Management Member (or will hold upon admission as such) and the compensation, if any, that he received from Lazard and all Lazard Affiliates (other than the Company and its predecessors, including the asset management business of Lazard as conducted prior to January 1, 2003) during such 12-month period did not exceed $100,000 in the aggregate. The Board shall in its sole discretion appoint the members of the Managing Directors Special Committee from among eligible persons and may revoke any such appointment, and remove any such member, at any time with or without cause. Notwithstanding the foregoing sentence, the Board may not revoke any appointment to, or remove any member from, the Managing Directors Special Committee during the period (i) in the case of any negotiations among the Board, Lazard and the Managing Directors Special Committee pursuant to Section 5.3, beginning on the commencement, and ending on the termination, of such negotiations, (ii) in the case of any dissolution of the Company pursuant to Section 10.2, commencing on the date of the decision by Lazard or LFNY, as applicable, to dissolve the Company under Section 10.2(a) and ending on the earlier of the dissolution of the Company or the abandonment of such dissolution, (iii) in the event of a Lazard Sale Event under Section 10.4(a), commencing on the occurrence of such Lazard Sale Event and ending on determination of the valuation of the Company and Lazard pursuant to such Section 10.4(a), and (iv) in the case of any negotiations between the Board and the Managing Directors Special Committee in connection with an initial public offering of the Company pursuant to Section 10.5, beginning on the commencement, and ending on the termination, of such negotiations; other than, in each case, any such revocation or removal by the Board if the Board determines that such person engaged in (i) conduct detrimental to the conduct of the business of the Company or (ii) continued failure to perform duties in an appropriate manner following at least 15 days’ notice by the Board of such failure. The initial members of the Managing Directors Special Committee shall be: Charles Carroll, Robert DeConcini, Robert Hougie, Jeffrey Kigner, Gerald Mazzari, John Reinsberg, William Smith, Andrew Lacey and Michael Charlton.

(c) Quorum; Actions of the Managing Directors Special Committee. A majority of the members of the Managing Directors Special Committee then in office shall constitute a quorum at any meeting of the Managing Directors Special Committee. Any action of the Managing Directors Special Committee shall be taken by a simple majority vote of the members in attendance. Any consent or approval of the Managing Directors Special Committee required by this Agreement shall not be unreasonably withheld or delayed by such Managing Directors Special Committee.

(d) Meetings. Meetings of the Managing Directors Special Committee for any purpose or purposes within the power of the Managing Directors Special Committee pursuant to this Agreement may be called at any time by (i) members representing at least one-third of the members of the Managing Directors Special Committee or (ii) any member of the Board. Notice of any meeting of the Managing Directors Special Committee shall be given to each member of the Managing Directors Special Committee and each Director at his business or residence in writing by hand delivery, overnight mail or courier service, email, facsimile transmission, or orally by telephone. Such notice shall be deemed adequately delivered when sent at least 24 hours in advance of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Managing Directors Special Committee need be specified in the notice of such meeting; provided, that any such notice to the Directors shall state such business and/or purpose. A meeting may be held at any time without notice if all the members of the Managing Directors Special Committee are present or waive notice, either orally or in writing.

(e) Amendments to Key Agreements. In the event that any amendment of the Lazard Agreement or the Coordination Agreement after the date of the LFNY Contribution materially and adversely affects the economic benefits of Management Unit Holders granted under this Agreement (other than any such amendment which adversely affects the economic benefits of all Class A-2 Members (as defined in the Lazard Agreement) under the Lazard Agreement), the provisions of such amendment that so materially and adversely affect Management Unit Holders’ economic benefits will not apply to this Agreement unless such provisions shall be approved by the Managing Directors Special Committee.

Section 5.2 Investment Council. The Company shall have an Investment Council (the “Investment Council”) which shall be comprised of between five and seven members, each of whom shall be Managing Directors. Subject to the oversight, supervision and direction of the Board and to Section 4.1, the Investment Council shall be responsible for oversight of the Company’s investment products, development of and adherence to the Company’s investment philosophy, processes and client guidelines, as the case may be, and reviewing and approving investments of the Company; provided that (a) the powers and duties of the Investment Council may not impair, and shall be subordinate to, the powers and duties of the Board set forth in Article 4; and (b) the Investment Council shall not take any of the actions set forth in Section 3.02(c) of the Lazard Agreement without the approval of the Lazard Board required thereby. The Chairman of the Investment Council shall make reports to the Board on such matters as may be requested by the Board. The Board shall appoint the members of the Investment Council, including the Chairman of the Investment Council, in its sole discretion and may revoke any such appointment at any time with or without cause. The initial Chairman of the Investment Council shall be Herbert Gullquist.

Section 5.3 Certain Adjustments to Distributions or Units, Etc. Other than in connection with a Liquidity Event, a Control Event or a Lazard Sale, in the event that the Board gives final approval, without the recommendation or approval of the Managing Directors Special Committee, of (a) (i) a diversification outside of the Company’s investment advisory or asset management business that is (A) not in the ordinary course of business and (B) material to the operations of the Company, (ii) the incurrence of indebtedness for borrowed money (or guarantees thereof) not in the ordinary course of business that is (A) for purposes other than the operation or expansion of the Company’s business and (B) in excess of $5,000,000 when aggregated with all other such outstanding indebtedness of the Company incurred after the date hereof, (iii) the sale or other disposition of assets of the Company not in the ordinary course of business of the Company that is in excess of $7,500,000 in the aggregate per fiscal year, or (iv) any change in the amount of any intercompany charges, fees, allocations or other similar items inconsistent with past practice that exceeds $7,500,000 (unless required by generally applicable accounting principles), and (b) which diversification, incurrence of indebtedness, sale or other disposition, or change, in the case of clauses (i) - (iv) above, would, in the good faith judgment of the Board, reasonably be expected to materially and adversely affect the value of the Class B Interests and the Class C Interests, taken as a whole; then Lazard, the Board and the Managing Directors Special Committee shall negotiate in good faith to determine what adjustments, if any, should be made to the amounts distributable or payable under this Agreement, the Units held by or available for allocation to the Management Members, or such other items as shall be appropriate to avoid or minimize the enlargement or diminution of the economic interests of the Members hereunder.

ARTICLE 6

OFFICERS

Section 6.1 Officers. The officers of the Company shall initially be two Co-Chief Executive Officers (the “Co-CEOs”) and the Persons designated as Managing Directors on the date hereof. The Board may appoint such other officers of the Company, and assign such titles to officers, as it from time to time may deem proper (provided that the Managing Directors Special Committee may make recommendations to the Board for its consideration and approval regarding such appointments and assignments of titles). Each officer elected by the Board shall have such powers and duties as may be conferred by the Board upon such officer in accordance with this Article 6; provided that, notwithstanding anything in this Article 6 to the contrary, (a) such powers and duties may not impair, and shall be subordinate to, the powers and duties of the Board set forth in Article 4 hereof and (b) such officers shall not take any of the actions set forth in Section 3.02(c) of the Lazard Agreement without the approval of the Lazard Board required thereby.

Section 6.2 Term of Office. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or retire, but any officer may be removed from office with or without cause at any time by the Board. Such removal shall be without prejudice to the contractual rights, if any, of the Person so removed.

Section 6.3 Co-Chief Executive Officers. There shall initially be two Co-CEOs of the Company. Subject to such directions and resolutions as may be adopted from time to time by the Board, the Co-CEOs or CEO, in the event there is one CEO, shall act in a general executive capacity and shall be the principal executive officer(s) of the Company responsible for the day to day management of the affairs of the Company. The Co-CEOs or CEO, in the event there is one CEO, shall make reports to the Board and shall see that all orders and resolutions of the Board are carried into effect, and each shall have the power to bind the Company. The initial Co-CEOs shall be Norman Eig and Herbert Gullquist, each of whom shall serve in such position until the earlier of his resignation, retirement, death or removal by the Board.

Section 6.4 Managing Directors.

(a) The Board shall have the power to promote or appoint individuals to be managing directors of the Company (each, a “Managing Director”) and may from time to time make such promotions or appointments. Notwithstanding the foregoing, each individual listed on Schedule 6.4 shall be a Managing Director of the Company, effective upon the consummation of such individual’s contribution of his or her Initial Capital to the Company pursuant to such individual’s Management Service Agreement and execution of such person’s Acknowledgement or, if applicable, the execution of a Phantom Acknowledgement or LAML Phantom Acknowledgement. Managing Directors shall participate in the management and operations of the Company, subject to the control of the Board and the powers specifically granted in Section 5.1 to the Managing Directors Special Committee and pursuant to Section 6.1 to the Co-CEOs, and shall have the power to bind the Company. The Company shall provide each Managing Director periodic financial reports, which may be unaudited unless audited reports are available, not less frequently than quarterly, showing the financial condition and performance of the Company. The Board may (i) revoke any appointment of a Managing Director pursuant to this Section 6.4 or remove any Managing Director at any time with or without cause or (ii) designate any Managing Director a limited managing director (a “Limited Managing Director”) at any time with or without cause. Limited Managing Directors shall not participate in the management and operations of the Company or have the power to bind the Company, and may not be elected or appointed to serve on the Managing Directors Special Committee.

(b) Meetings. The CEO shall call a meeting of the Managing Directors every Tuesday (or if such day is a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, the next preceding date on which such banking institutions are not so authorized or obligated to close) or such other time as the CEO or the Board shall determine. The purpose of such meetings shall be solely to discuss the business and operations of the Company in a manner consistent with past practice and such other matters as the Board or the CEO in consultation with the Board shall determine (it being understood that such meetings shall not confer any additional powers or rights on the Managing Directors under this Agreement). Any such meeting may be postponed or adjourned by the CEO or the Board.

Section 6.5 Other Officers. The Board may from time to time as it deems advisable appoint other officers of the Company and assign titles (including Vice President, Secretary and Treasurer) and functional titles (including Chief Operating Officer, Chief Administrative Officer and Chief Financial Officer) to any such individual. Such officers shall have such functions, powers and obligations, including, even if not a Managing Director or Director duly authorized, such power to bind the Company, as the Board shall delegate to them.

Section 6.6 Compensation.

(a) The compensation (fixed and discretionary) of the Management Members and any other Managing Directors, other officers or employees of the Company and any of its Subsidiaries shall be fixed from time to time by the Board, in such amounts (individually or in the aggregate) and/or by such measuring standards and for such time period or periods as the Board may determine (provided that the Managing Directors Special Committee may make recommendations to the Board for its consideration and approval regarding such compensation arrangements). Compensation to Management Members shall be further subject to Section 8.2.

(b) From January 1, 2006 and thereafter (each such year, an “Eligible Year”), the Board may in its discretion determine that up to 25% of the Available Compensation Amount of a Managing Director (and/or such other individuals providing services to the Company or its Subsidiaries as the Board shall determine) (any such individual, an “Eligible Recipient”) shall be paid in the form of Class A Units (the percentage of the Available Compensation Amount determined by the Board to be paid in the form of Class A Units with respect to any individual being referred to as such individual’s “Allocation Percentage”). Following such a determination by the Board, (i) the salary and Other Compensation payable by the Company to such Eligible Recipient in respect of the fiscal year of the Company preceding such Eligible Year shall be reduced by the product of (x) the Available Compensation Amount and (y) the Allocation Percentage (expressed as a fraction) and (ii) the Company shall allocate and issue to such Eligible Recipient a number of Class A Units equal to the quotient obtained by dividing (x) the product of such Eligible Recipient’s Allocation Percentage (expressed as a fraction) and such Eligible Recipient’s Available Compensation Amount by (y) the value of a Class A Unit as determined in good faith by the Board based on the Appraised Value of LAM. Class A Units issued pursuant to this Section 6.6(b) will be subject to the forfeiture provisions set forth in Section 3.4 and shall vest as follows: 50% of such Units shall vest on the second anniversary of the date of issuance and the remaining 50% of such Units shall vest on the third anniversary of the date of issuance.

ARTICLE 7

CAPITAL AND ACCOUNTING MATTERS

Section 7.1 Capital Accounts; Contributions.

(a) Upon completion and as a result of the LFNY Contribution (for the avoidance of doubt, not giving effect to any capital contribution other than the LFNY Contribution), the aggregate balance in the Capital Accounts shall be $75 million (the “Initial Capital Account Balance”). On and after the date of the LFNY Contribution, each of the current managing directors of the asset management businesses of Lazard who shall provide services to and for the benefit of the Company and become Class C Members shall make a capital contribution to the Company as contemplated by this Agreement and such Member’s Acknowledgement. Other Persons to be admitted as Members shall make a capital contribution to the Company if so required by the Board in connection with their admission as a Member.

(b) There shall be established on the books and records of the Company a capital account for each Class A Member (a “Class A Capital Account”), a capital account for each Class B Member (a “Class B Capital Account”); and a capital account for each Class C Member (a “Class C Capital Account”; a Class A Capital Account, Class B Capital Account or a Class C Capital Account, a “Capital Account”). Schedule A sets forth the names, Class A Capital Accounts, Class B Capital Accounts and Class C Capital Accounts of the Members as of the date hereof. Such Schedule shall be deemed to be amended from time to time to reflect any change in the identity, Class A Capital Accounts, Class B Capital Accounts and Class C Capital Accounts of the Members in accordance with this Agreement.

(c) If and to the extent requested by the Board, promptly following the end of each fiscal year, each Managing Director or Limited Managing Director on the date of the Board’s request shall make a capital contribution to the Company in an amount equal to the product of (i) the “Contribution Percentage” (as defined in and determined in accordance with the Lazard Agreement) for such fiscal year and (ii) the difference between (x) the sum of (A) the amount distributable to such individual in respect of such individual’s Class A Units (if any) for the Accounting Periods in such fiscal year and (B) such individual’s Other Compensation for the Accounting Periods in such fiscal year and (y) the amount of Other Compensation paid to such individual in the form of Class A Units pursuant to Section 6.6(b) in respect of such fiscal year. Upon consummation of such capital contribution, such individual’s Class A Capital Account (or, if such Member does not have a Class A Capital Account, such Member’s Class C Capital Account) shall accordingly be credited by an amount equal to such capital contributions in accordance with Section 7.2(c)(x)(ii). If any Managing Director or Limited Managing Director is not a Member at the time such contribution is required to be made, such individual shall be admitted as a Member pursuant to Section 3.8(c) or (d) effective upon such contribution; provided that this sentence shall not apply to any Managing Director or Limited Managing Director who is entitled to LAML Phantom Rights (each of whom shall, as a condition to a grant of LAML Phantom Rights, enter into arrangements satisfactory to LAM which are equivalent (in economic terms and on a before tax basis) to those which apply under this Agreement to Managing Directors who are Members in respect of capital contributions (other than Initial Capital), the use of such capital, return on the same and repayment thereof) or other such persons as the Board may determine. Notwithstanding the foregoing, if, with respect to any fiscal year of Lazard, the application to the Contribution Percentage to the members of Lazard who are managing directors of Lazard results in a capital contribution or equivalent transaction, as applicable, of less than $1,000 for at least fifty percent of such members of Lazard who are both managing directors and members of Lazard, the Contribution Percentage for such purposes of this Agreement for the fiscal year of the Company ending with or within such fiscal year of Lazard shall be zero.

(d) Except as otherwise provided in this Section 7.1, no additional capital contributions shall be required unless otherwise determined by the Board and agreed to by the contributing Member or unless otherwise determined by the Board in connection with the admission of a new Member or the grant of additional Interests (or a different class of Interests) to a Member.

(e) The Board may invest or cause to be invested all amounts received by the Company as capital contributions in its discretion.

Section 7.2 Withdrawals; Return on Capital.

(a) No Member may withdraw any Capital without the prior approval of the Board, except as provided in Section 8.3 and Article X.

(b) At the end of each Accounting Period, the Company shall calculate an amount in respect of each Member (such Member’s “Capital Return Amount” for the Accounting Period) equal to the product of the Member’s Capital Account balance (excluding any portion of such Capital Account balance attributable to such Member’s Unvested Distributable Amount) at the beginning of the Accounting Period (giving effect to any adjustment pursuant to Section 7.2(d)) and a fixed return at the rate of 6% per annum. At the end of each fiscal year of the Company (or at the end of such other Accounting Period as the Board shall determine), the Company shall distribute (in addition to other distributions, if any, to which Class A Members and Class B Members may be entitled in respect of their Class A Units and Class B Units, respectively) an amount in cash equal to the sum of such Member’s Capital Return Amounts for each Accounting Period in such fiscal year (or such other Accounting Period, as applicable) since the last distribution pursuant to this sentence. Such returns shall be charged as expenses of the Company and shall be treated as guaranteed payments for the use of capital within the meaning of Section 707(c) of the Code.

(c) As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (x) increasing such balance by (i) such Member’s allocable share of each item of the Company’s income and gain for such Accounting Period (allocated in accordance with Section 7.3(a)) and (ii) the amount of cash or the fair market value of other property (determined in accordance with Section 7.4) contributed to the Company by such Member in respect of such class of capital during such Accounting Period, net of liabilities assumed by the Company with respect to such property (except to the extent already reflected in the initial balance of such Member’s Capital Account), and (y) decreasing such balance by (i) the amount of cash or the fair market value of other property distributed to such Member in respect of such class of capital pursuant to this Agreement, net of liabilities assumed by such Member with respect to such property and (ii) such Member’s allocable share of each item of the Company’s deduction and loss for such Accounting Period (allocated in accordance with Section 7.3(a)).

(d) To the extent that any adjustment to a Member’s Class B Capital Account pursuant to Section 7.2(c) reduces the balance in such Class B Capital Account to an amount less than zero, (x) the balance of such Member’s Class C Capital Account shall be reduced by an amount equal to the negative balance in such Member’s Class B Capital Account (provided that the balance in such Member’s Class C Capital Account shall not be reduced below zero) and (y) the balance of such Member’s Class B Capital Account shall be increased by an amount equal to the amount of such reduction.

(e) In the event of an Extraordinary Item that is an item of income or gain, Lazard may elect to cause the mandatory distribution to the Company on behalf of each Class B Member of an amount not to exceed the excess of (x) the amount of such Extraordinary Item allocated to such Member pursuant to Section 7.3(a)(ii) over (y) such Member’s Distributable Amount (if any) with respect to such Extraordinary Item. If a distribution with respect to such Extraordinary

Item is to be made pursuant to Section 8.1(b), the mandatory distribution referred to in the prior sentence shall occur after such distribution. Immediately following such mandatory distribution, the Company shall cause a capital contribution to the Company on behalf of each such Class B Member to be made (such contribution representing additional Class C Interests) in an amount equal to such mandatory distribution made with respect to such Member and the Company shall issue to such Member additional Class C Interests in an amount equal to the amount contributed, which Class C Interests shall be represented by certificates substantially in the form attached hereto as Annex V.

(f) In the event that the Class C Capital Account of any Member is reduced or increased by any amount pursuant to Section 7.2(d) or (e) (the Class C Capital Account following such reduction or increase being the “Adjusted Class C Capital Account”), immediately following such reduction or increase: (i) the Class C Capital of such Member prior to such reduction or increase (plus the amount of any increase and less the amount of any reduction) shall be distributed to such Member and immediately re-contributed to the Company without further action by any person and (ii) the certificate representing such Member’s Class C Capital prior to such reduction or increase shall be cancelled and a new certificate representing the amount of the Adjusted Class C Capital Account shall be issued to such Member.

Section 7.3 Allocations and Tax Matters.

(a) Book Allocations. For purposes of computing Capital Accounts and allocating any items of income, gain, loss or deduction thereto, the book value of the Company’s assets upon consummation and as a result of the LFNY Contribution (for the avoidance of doubt, not giving effect to any capital contribution other than the LFNY Contribution) shall be deemed to equal the Initial Capital Account Balance, and

(i) each Current Item shall be allocated among the Capital Accounts of Class A Members with respect to each Accounting Period in proportion to their respective Class A Units as of the end of such Accounting Period; and

(ii) each Extraordinary Item shall be allocated among the Class A Capital Accounts and Class B Capital Accounts of the Members with respect to each Accounting Period in proportion to their respective Class A Units and Class B Units as of the end of such Accounting Period.

“Current Item” means each item of income, gain, loss or deduction that is not an Extraordinary Item. “Extraordinary Items” means the items of income, gain, loss or deduction that arises from any sale or other disposition (or any series of sales or dispositions) of assets of the Company (i) which sale or other disposition is not in the ordinary course of business of the Company and (ii) which assets have an aggregate value in excess of $50 million; provided, however, that this definition of “Extraordinary Item” may be expanded or limited pursuant to the determination of Lazard, the Board and the Managing Directors Special Committee in accordance with Section 5.3; and provided further that notwithstanding the foregoing, no item of income, gain, loss or deduction that arises from a dissolution of the Company by LFNY pursuant to Section 10.2 shall be deemed to be an “Extraordinary Item” for purposes of this Agreement; and provided further that Extraordinary Items shall include as an item of deduction any amount paid or payable to holders of Phantom Rights or to LAML in respect of LAML Phantom Rights or to a trust in which such Persons have an interest pursuant to Section 6.4(c) of the LAM Incentive Plan or pursuant to the terms of any LAML Phantom Interest Agreement in connection with any such sale or other disposition. Current Items and Extraordinary Items shall exclude any item of income, gain, loss or deduction attributable to Affiliate Transactions and subsequent calculations of income, gain, loss and deduction for purposes of computing Capital Accounts or making any allocations under this Article VII shall be made without giving effect to any Affiliate Transactions.

(b) Tax Allocations. The Company shall cause each item of income, gain, loss or deduction recognized by the Company to be allocated among the Members for U.S. federal, state and local income and, where relevant, non-U.S. tax purposes in the same manner that each such item is allocated to the Members’ Capital Accounts or as otherwise provided herein; provided, however, that (x) any item of income, gain, loss or deduction arising from an Affiliate Transaction that would, but for the final sentence of Section 7.3(a), constitute an Extraordinary Item shall be allocated for such tax purposes among the Class A Members and Class B Members in proportion to the number of Class A Units and Class B Units held by each Member and (y) any item of income, gain, loss or deduction arising from an Affiliate Transaction that would, but for the final sentence of Section 7.3(a), constitute a Current Item shall be allocated for such tax purposes among the Class A Members in proportion to the number of Class A Units held by each Member.

(c) Tax Matters Partner. Lazard is hereby designated as the tax matters partner of the Company, in accordance with the Treasury Regulations promulgated pursuant to Section 6231 of the Code and any similar provisions under any other state or local or non-U.S. tax laws. Lazard shall have the authority, in its sole discretion, to make an election under Section 754 of the Code on behalf of the Company, and each Member agrees to provide such information and documentation as Lazard may reasonably request in connection with any such election.

(d) Partnership for Tax Purposes. The Company shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations Section 301.7701-3(a) or under any corresponding provision of state or local law. Except as contemplated by Section 10.5, the Company shall not participate in the establishment of an “established securities market” (within the meaning of Section 1.7704-1(b) of the Treasury Regulations) or a “secondary market or the substantial equivalent thereof” (within the meaning of Section 1.7704-1(c) of the Treasury Regulations) or, in either case, the inclusion of interests in the Company thereon. The LFNY Contribution and the distribution of Interests in the Company to certain Class B Members as part of a liquidating distribution in respect of their membership interests in Lazard shall be treated for U.S. federal income tax purposes as an “assets-over” division of Lazard under Section 1.708-1(d)(3) of the Treasury Regulations (the “Division”) and the Company and Lazard shall report the Division accordingly. To the extent permitted by law, the Division shall be treated by the Company and Lazard for income tax purposes as not giving rise to any income, gain, loss or deduction to such former members of Lazard or to Lazard or any continuing members of Lazard under any provision of U.S. federal, state, local or non-U.S. tax law, including but not limited to Sections 721, 731 and 751 of the Code.

(e) Character of Liquidating Distributions. To the extent that the tax treatment of any payments or distributions to any Management Unit Holder pursuant to this Agreement is governed by Section 736 of the Code, such payments or distributions shall be treated as made in exchange for such Member’s interests in the Company’s property pursuant to Section 736(b)(1) of the Code, including the interests of such Management Unit Holder in the Company’s goodwill.

(f) Special Allocation Relating to Class B Units. It is the intention of the Members that no amounts will be includible as compensation income to any Class B Member for United States federal, state or local income tax purposes as a result of the receipt, vesting or disposition of, or lapse of any restriction with respect to, any Class B Units granted to such Class B Member pursuant to an Acknowledgement. If, contrary to such intention, any United States federal, state or local taxing authority treats any such amount as so includible, any corresponding deduction for income tax purposes to the Company or any of its Subsidiaries will be specially allocated (i) to the extent any Members other than such Class B Member recognize income or gain for income tax purposes as a result of the event giving rise to such treatment, to such Members pro rata in proportion to the income or gain recognized by each such Member and then (ii) any remaining deduction to such Class B Member. To the extent that a deduction would be allocated to a Class B Member who is a Management Member pursuant to the immediately preceding sentence and such deduction cannot be allocated to such Class B Member by the Company, but may be allocated to such Member by Lazard, as a result of such Member’s interest in Lazard, and such deduction is instead allocated to LFNY, LFNY shall use its reasonable best efforts to cause Lazard to specially allocate an amount of deduction equal to LFNY’s incremental deduction to such Member to the extent permitted by the Lazard Agreement and the Coordination Agreement (including with the consent of the Head of Lazard and Chairman of the Executive Committee).

(g) Special Allocations with respect to Unincorporated Business Tax. Notwithstanding anything to the contrary in this Agreement, the allocations and distributions hereunder shall be made in a manner that (i) prevents those Class B Members and Class C Members who are not Managing Directors or Limited Managing Directors and who otherwise provide services to the Company (the “Non-MD Members”) from bearing, in their capacity as Class B Members or Class C Members, as applicable, any economic cost of any New York City Unincorporated Business Tax (“UBT”) payable by the Company or its subsidiaries with respect to any Current Item and (ii) causes the economic cost of the UBT payable by the Company or its subsidiaries with respect to any Current Item that would, but for this Section 7.3(g), be borne by the Non-MD Members in their capacity as Class B Members or Class C Members, as applicable, to be borne by the Class A Members in proportion to their respective Class A Units.

Section 7.4 Board Determinations.

(a) Except as otherwise provided herein, all determinations, valuations and other matters of judgment required to be made for purposes of this Article 7, including accounting procedures and tax matters not expressly provided for by the terms of this Agreement, or for determining the value of any type or form of proceeds or other distributions in a Liquidity Event, a Lazard Sale Event, a Covered Control Event or any distribution under Article 8 shall be made by the Board; provided that if any such determination, valuation or other matter of judgment would materially and adversely impact the economic interests of the Management Unit Holders in their capacity as such, such determination, valuation or other matter of judgment shall be made by the Board after consulting with the Managing Directors Special Committee.

(b) Except as provided in clause (c) below, in the event an additional Member is admitted to the Company and contributes property to the Company, or an existing Member contributes additional property to the Company, pursuant to this Agreement, the value of such contributed property shall be the fair market value of such property as determined by the Board in good faith.

(c) In the event that a valuation is being undertaken in connection with any transaction between the Company and Lazard or any Lazard Affiliate, including, but not limited to, any sale or exchange of assets, any capital contribution to the Company in the form of property (other than cash or cash equivalents) or any distribution from the Company to any Lazard Entity in the form of property (other than cash or cash equivalents), and the value that the Board proposes to assign to such assets or property is equal to or in excess of $50 million, then the Managing Directors Special Committee and Lazard shall each retain, at the expense of the Company, an investment banking firm of national reputation (such firm’s retention by either the Managing Directors Special Committee or Lazard shall be subject to the consent of the other, which consent shall not be unreasonably withheld) to determine, no later than 10 days following such transaction, the fair market value of all such assets and property involved in such transaction (the “Initial Property Valuations”). If the Initial Property Valuations of all such assets and property are within 10% of each other, the midpoint will be utilized, and such valuation of such property will be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Agreement. In the event that the Initial Property Valuations of all such assets and property diverge by more than 10%, the Managing Directors Special Committee and the Board shall negotiate in good faith to set an agreed value for such assets and property. If the Managing Directors Special Committee and the Board agree on a valuation of such assets and property, then such valuation of the property will be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Agreement; provided that if the Managing Directors Special Committee and the Board cannot agree to a valuation for such assets and property within 10 business days following the receipt of the Initial Property Valuations from such investment banks, the two investment banking firms will jointly choose an unaffiliated third investment banking firm of national reputation which shall determine, at the expense of the Company, the fair market value of such assets and property and shall select one of the applicable Initial Property Valuations for such assets and property based on which of such Initial Property Valuations is closer to the valuation arrived at by such third investment banking firm. The value chosen by such third investment banking firm for such assets and property shall be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Agreement.

Section 7.5 Liability to Third Parties; Capital Account Deficits. Except as may otherwise be expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither any present Member nor any future or past member of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company or Lazard. A Member shall not be liable to make up any deficit in its capital account.

Section 7.6 Books and Accounts.

(a) The Company shall at all times keep or cause to be kept true and complete records and books of account, which records and book shall be maintained in accordance with U.S. generally accepted accounting principles. Such records and books of account shall be kept at the principal place of business of the Company. Lazard and the Board shall have access thereto and the right to receive copies thereof. As permitted by Section 18-305(g) of the Act, no Member shall be entitled to review such records and books of account (including Schedule A) unless the Board, in its sole discretion, shall permit such review.

(b) The Company’s fiscal year shall be the calendar year or such other period designated by the Board. At the end of each fiscal year the Company’s accounts shall be prepared, presented to the Board and submitted to the Company’s auditors for examination. Upon certification of the Company’s accounts by the Company’s auditors a copy thereof and the report of such auditors thereon shall be delivered to each Member.

(c) The Company’s auditors shall be an independent accounting firm of international reputation to be appointed from time to time by the Board. The Company’s auditors shall be entitled to receive promptly such information, accounts and explanations from the Board, the Managing Directors Special Committee, the Investment Council, each officer and each Member that they deem reasonably necessary to carry out their duties. The Members shall provide such financial, tax and other information to the Company as may be reasonably necessary and appropriate to carry out the purposes of the Company.

Section 7.7 Tax Information. The Company shall use commercially reasonable efforts to prepare and mail within 90 days after the end of each taxable year of the Company, or as soon as practicable thereafter, to each Member (and each other Person that was a Member during such taxable year or its legal representatives), U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Person.

Section 7.8 Withholding. The Company is authorized to withhold from distributions and allocations to the Members, and to pay over to any federal, state, local or foreign governmental authority any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, local or foreign law and, for all purposes under this Agreement, shall treat such amounts as distributed to those Members with respect to which such amounts were withheld.

ARTICLE 8

DISTRIBUTIONS

Section 8.1 Current Distributions.

(a) Subject to Section 7.2(a) and applicable law and regulatory requirements, the Company shall distribute at least 90% of its quarterly Net Earnings to Class A Members on a quarterly basis in accordance with this Section 8.1(a) or at such other times and in such other amounts determined by the Head of Lazard and Chairman of the Executive Committee. All distributions pursuant to this Section 8.1(a) shall be made to the Class A Members in proportion to the amounts allocated to their respective Capital Accounts pursuant to Section 7.3(a)(i) as of the time of such distribution, provided that no distribution shall be made pursuant to this Section 8.1 to the extent such distribution, if made, would cause the aggregate amount distributed pursuant to this Section 8.1 to exceed the cumulative net Current Items of income, gain, deduction and loss allocated pursuant to Section 7.3(a)(i); provided further that distributions pursuant to this Section 8.1(a) shall be made to a Class A Member only to the extent of the positive balance in such Member’s Class A Capital Account.

(b) Subject to Section 7.2(a) and applicable law and regulatory requirements, in the event of any Extraordinary Item that is income or gain, the Company shall distribute to the Members promptly after the end of the fiscal year in which such Extraordinary Item is consummated (or at such other times determined by the Head of Lazard and Chairman of the Executive Committee) an amount equal to such Member’s Vested Distributable Amount. A Member’s “Distributable Amount” equals the lesser of (x) 90% of such net Extraordinary Items (net of any related Extraordinary Items that are deduction or loss) allocated pursuant to Section 7.3(a)(ii) or such other amount determined by the Head of Lazard and Chairman of the Executive Committee (such amount not to exceed 100% of such net Extraordinary Items (net of any related Extraordinary Items that are deduction or loss)) (such amount, expressed as a percentage of such net Extraordinary Items, the “Distributable Percentage”) and (y) the positive balance (if any) of such Member’s Capital Account to which such Extraordinary Item was allocated (other than amounts that constituted Unvested Distributable Amounts). Subject to the foregoing limitation, all distributions pursuant to this Section 8.1(b) shall be made to the Members in proportion to amounts allocated to their respective Capital Accounts pursuant to Section 7.3(a)(ii) other than amounts that constituted Unvested Distributable Amounts.

(c) Promptly after January 2 of each year or any other date on which Units of a Management Member vest (a “Subsequent Vesting Date”), the Company shall distribute to such Management Member the excess, if any, of (x) such Member’s Unvested Distributable Amounts, if any, that would have been treated as Vested Distributable Amounts if, solely for purposes of determining whether an item of income or gain is a Vested Distributable Amount or Unvested Distributable Amount, each Extraordinary Item giving rise to an Unvested Distributable Amount had occurred and had been allocated on such Subsequent Vesting Date (such determination being made without regard to any additional Units granted to such Member between the date on which the initial allocation of such Extraordinary Item was made and the Subsequent Vesting Date) over (y) amounts previously distributed to such Member pursuant to this clause (c).

(d) If Units of any Management Member are forfeited pursuant clauses (i), (ii), (iii), (iv) or (v) of Section 3.4(c), and there remains any Residual Amount, this amount shall be subtracted from such Member’s Capital Account balance (provided, that no such Capital Account shall be reduced below zero pursuant to this Section 8.1(d) unless such Member’s other Capital Accounts, if any, are reduced to zero pursuant to this Section 8.1(d)) and shall be credited to the Capital Accounts of Class A Members in proportion to their respective Class A Units on the date of the applicable Extraordinary Item. For the avoidance of doubt, Section 8.3 shall be applied after giving effect to this Section 8.1(d).

Section 8.2 Base Distributions to Management Members. For U.S. federal income tax purposes, payments of base salary or other fixed compensation contemplated by Section 6.6(b)

and a Member’s Member Services Agreement are intended to constitute guaranteed payments for services within the meaning of Section 707(c) of the Code, and other payments pursuant to this Section 8.2 are intended to constitute either guaranteed payments for services within the meaning of Section 707(c) of the Code or payments governed by Section 731 of the Code with respect to such Member’s “distributive share” (within the meaning of Section 704(b) of the Code), as determined by the Board.

Section 8.3 Distribution of Capital.

(a) Upon the cessation of services of a Management Member to the Company and its Subsidiaries, such Member and/or his Estate Transferee shall not have any interest in the profits, losses, assets or capital of the Company except (i) a Class A Interest to the extent that such Member had a vested and non-forfeited Class A Unit or Class A Capital and was a Class A Member at the time of his or her cessation of services, (ii) a Class B Interest to the extent that such Member had a vested and non-forfeited Class B Unit and was a Class B Member at the time of his or her cessation of services (such Class B Interest consisting solely of such Class B Unit, such Member’s Class B Capital and the rights and obligations of such Member with respect to the Company pursuant to this Agreement and applicable law by virtue of such Member holding such Class B Unit), and (iii) as specifically provided with respect to Class B Capital and Class C Capital in this Section 8.3(a) and Section 8.3(d) through (h), subject in each case to the provisions of Section 3.4. Subject to the other provisions of this Section 8.3, satisfaction and discharge in full of all amounts due to such Management Member and/or its Estate Transferee, if applicable, in respect of its Class B Capital and Class C Interests shall be made by distributing to such Member and/or its Estate Transferee, if applicable, an amount equal to the lesser of (A) the sum of such Member’s and/or its Estate Transferee’s, if and as applicable, Class B Capital and Class C Capital as of the date of such Member’s cessation of services and (B) the amount such Member and/or its Estate Transferee, if and as applicable, would receive in respect of his or her Class B Capital and Class C Interests pursuant to Section 10.3 if there were a Liquidity Event as of such time (where the Liquidation Value equals the then Value of LAM). At such time as a Management Member ceases to hold any Class B Units and all of the Class B Capital and Class C Capital of such Member has been distributed to such Member in accordance with this Section 8.3, such former Management Member shall not have any interest in the profits, losses, assets or capital of the Company except a Class A Interest to the extent such Member had a vested Class A Interest and was a Class A Member on the date that such Member received a distribution of all of the Class B Capital and Class C Capital of such Member in accordance with this Section 8.3, and such Management Member and/or his Estate Transferees, as applicable, shall be deemed to have released and discharged any claims such Persons would have in respect of Class B Interests and Class C Interests.

(b) At such time as a Class A Member ceases to hold Class A Units, such Class A Member shall not have any interest in the profits, losses, assets or capital of the Company except (i) a Class B Interest to the extent that such Member had a vested and non-forfeited Class B Unit or Class B Capital and was a Class B Member at the time such Class A Member ceases to hold such Class A Units, (ii) a Class C Interest to the extent such Member had Class C Capital and was a Class C Member on the date such Member ceased to hold Class A Units (such Class C Interest consisting solely of such Class C Capital and the rights and obligations of such Member with respect to the Company pursuant to this Agreement and applicable law by virtue of such

Member having such Class C Capital) and (iii) as specifically provided with respect to Class A Capital in this Section 8.3(b) and Section 8.3(d) through (h). Subject to the other provisions of this Section 8.3, satisfaction and discharge in full of all amounts due to such Class A Member in respect of its Class A Interests shall be made by distributing to such Member if and as applicable, an amount equal to the lesser of (A) such Member’s Class A Capital as of the date that such Member ceased to hold Class A Units previously allocated to such Member and (B) the amount such Class A Member would receive in respect of his or her Class A Capital pursuant to Section 10.3 if there were a Liquidity Event as of such time (where the Liquidation Value equals the then Value of LAM), and such Member shall be deemed to have released and discharged any claims such Persons would have in respect of Class A Interests; provided, however, that no such distribution shall be made to a Lazard Entity who is a Class A Member as a result of a Transfer by such Lazard Entity of Class A Units to a controlled affiliate of Lazard until such time as such Class A Units are held by a Person who is not a controlled affiliate of Lazard.

(c) At such time as a Class B Member who is not a Management Member (or an Estate Transferee of a Management Member) ceases to hold Class B Units, such Class B Member shall not have any interest in the profits, losses, assets or capital of the Company except (i) a Class A Interest to the extent that such Member had a vested and non-forfeited Class A Unit or Class A Capital and was a Class A Member on the date such Class A Member ceases to hold such Class B Units and (ii) as specifically provided with respect to Class B Capital and Class C Capital in this Section 8.3(c) and Section 8.3(d) through (h). Subject to the other provisions of this Section 8.3, satisfaction and discharge in full of all amounts due to such Class B Member in respect of its Class B Capital and Class C Interests shall be made by distributing to such Member, if and as applicable, an amount equal to the lesser of (A) such Member’s Class B Capital and Class C Capital as of the date that such Member ceased to hold Class B Units previously allocated to such Member and (B) the amount such Class B Member would receive in respect of his or her Class B Capital and Class C Interests pursuant to Section 10.3 if there were a Liquidity Event as of such time (where the Liquidation Value equals the then Value of LAM). At such time as a Class B Member who is not a Management Member (or an Estate Transferee of a Management Member) ceases to hold any Class B Units and all of the Class B Capital and Class C Capital of such Member has been distributed to such Member in accordance with this Section 8.3, such former Member shall not have any interest in the profits, losses, assets or capital of the Company except a Class A Interest to the extent such Member had a vested Class A Interest and was a Class A Member on the date that such Member received a distribution of all of the Class B Capital and Class C Capital of such Member in accordance with this Section 8.3, and such Member shall be deemed to have released and discharged any claims such Persons would have in respect of Class B Interests and Class C Interests.

(d) The Board may provide that, in lieu of any portion of the amount described in Sections 8.3(a), (b), or (c) there shall be distributed to such Member (or his or her estate) his or her “allocable share” (as determined below) of all or any portion of the long-term investments of the Company. For purposes of this Section 8.3(d), long-term investments shall not include (i) goodwill, (ii) any Lazard Name or Lazard Mark or (iii) if the Board shall so determine, any interest in an asset necessary or helpful to the business of the Company or any interest in an “affiliate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of the Company. The “allocable share” of a Member shall be a fraction, the numerator of which is, in the case of Section 8.2(a) or (c), the number of vested and non-forfeited Class B Units or, in the case of Section 8.2(b), the number of vested and non-forfeited Class A Units held by such Member and the denominator of which is the total number of Units. In the event that long-term investments are distributed in kind to a Member under this Section 8.3(d), the amount to be distributed to such Member pursuant to Section 8.3(a), Section 8.3(b) or Section 8.3(c), as applicable, shall be reduced by (x) the fair market value (as determined by the Board in good faith) of such long-term investments as of the date the Board finally determined that such securities shall be distributed to such Member and (y) the value of such Member’s allocable share of any corporate income taxes imposed by the relevant taxing authority on the Company as a result of such distribution in kind.

(e) Notwithstanding any other provision of this Section 8.3, the aggregate amount to be distributed pursuant to Sections 8.3(a), 8.3(b), 8.3(c) and 8.3(d) to a Management Member (valuing securities or other assets at their fair market values (as determined by the Board in good faith) as of the date the Board finally determined that such securities shall be distributed to such Member) shall (A) not exceed such Member’s Class A Capital (in the case of 8.3(b) and (d)) or the sum of such Member’s Class B Capital and Class C Capital (in the case of 8.3(a) and (d)) and (B) include as part of such distribution a cash distribution in an amount that the Board determines, in its reasonable judgment, is necessary to satisfy the U.S. federal, state, local and non-U.S. tax liabilities of such Member and his estate, if applicable, in respect of all distributions made to such Member or his estate under this Section 8.3.

(f) If the aggregate reserves set up by the Board in determining any Capital as of the date of the cessation of services of a Management Member should prove to be excessive in the determination of the Board, such Member shall be entitled to receive such Member’s pro rata share of such excess. If the aggregate of such reserves should prove to be inadequate, such Member shall be chargeable with such Member’s pro rata share of such deficiency for so long as it is a Member.

(g) Subject to the provisions of Rule 15c3-1(e) under the Securities Exchange Act of 1934, as amended, the distributions described in (1) Section 8.3(a) shall be made at any time in whole, or from time to time in part, within 180 days of the date of the applicable Member’s cessation of services to the Company or (2) Sections 8.3(b) and 8.3(c) shall be made at any time in whole, or from time to time in part, within 180 days of the date that such Member ceased to hold Class A Units or Class B Units, as applicable. Until the payment in full of all amounts due to such Member pursuant to Sections 8.3(a), (b), (c) and (d), a fixed return shall be payable at the rate of 6% per annum on the unpaid amount due to such Member in respect of his Class C Capital, Class B Capital or Class A Capital, as applicable (in the case of Class B Members and Class C Members who are Management Unit Holders, commencing from the date such Member ceased to provide services to the Company). All undistributed amounts in respect of such Member’s Class C Capital, Class B Capital or Class A Capital, as applicable, shall remain at the risk of the business of the Company after the date of such Member’s cessation of services or the date that such Member ceased to hold Class A Units or Class B Units, as applicable, but shall be senior in right of payment to the Class C Capital, Class B Capital or Class A Capital, as applicable, of any other Management Member who at such date is providing services to the Company. Any claim of a Member to amounts payable pursuant to this Section 8.3 shall be subordinated in right of payment to all third-party indebtedness of the Company arising out of any matter occurring before such amounts are paid. For the avoidance of doubt, this

Section 8.3(g) shall not increase a Class C Member’s entitlement above the fixed return at a rate of 6% per annum in respect of the balance in such Member’s Class C Capital Account.

(h) Any securities or other assets to be distributed in kind pursuant to this Section 8.3 shall be distributed subject to such restrictions as the Board, in its absolute discretion, may impose. Such restrictions may or may not be pursuant to written agreements or understandings with the companies whose securities are being distributed or with other shareholders of the companies involved. The recipient of such distribution pursuant to this Section 8.3 will undertake to accept such distribution in kind subject to any applicable restrictive terms and conditions and to execute all documents required to effectuate any conditions imposed on such distributions in kind.

Section 8.4 Repayment of Funds. Except as otherwise may be provided in this Agreement (including Sections 3.4 and 8.5) or by law, no Member shall be required to repay to the Company any funds distributed to it pursuant to this Agreement.

Section 8.5 Tax Distributions to Management Members.

(a) To the extent any taxable income of the Company is allocated for U.S. federal, state, local or non-U.S. tax purposes to any Management Member corresponding to any allocation of an Extraordinary Item pursuant to Section 7.3(a)(ii), or with respect to any item of income, gain, loss or deduction that would be an Extraordinary Item but for the final sentence of Section 7.3(a), the Company shall, promptly following the close of each taxable year, distribute to such Member an amount of cash equal to the excess, if any, of (x) 50% of the taxable income allocated to such Member with respect to such Extraordinary Item (or item of income, gain, loss or deduction that would be an Extraordinary Item but for the last sentence of Section 7.3(a)) over (y) the amount distributed to such Member with respect to such Extraordinary Item pursuant to Section 8.1(b) in such taxable year. Notwithstanding anything in this Agreement to the contrary, any distribution otherwise payable to a Member pursuant to Section 8.1, 8.2 or 8.3 shall be reduced by an amount equal to any amounts distributed to such Member pursuant to this Section 8.5(a) (and not previously deducted pursuant to this Section 8.5(a) from a distribution otherwise payable to such Member).

(b) To the extent the Division gives rise to any taxable income or gain for U.S. federal, state, local or non-U.S. tax purposes to any former member of Lazard who becomes a Class C Member as a result of the Division, the Company shall promptly, upon receipt by the Board of documentation reasonably acceptable to the Board of a related tax assessment against such Member by a taxing authority, loan such Member an amount of cash equal to the amount of such assessment, up to a maximum aggregate loan amount for all such assessments of 50% of such taxable income. Such loan shall bear interest at a rate of 6% per annum, and shall be repaid by an offset to the amount of the distribution to be made to such Member upon the earlier to occur of (x) a distribution to such Member pursuant to Section 8.3 with respect to Class B Capital and/or Class C Capital and (y) a distribution to such member pursuant to Section 10.3, 10.4 or 10.6. If an event described in clause (x) or (y) occurs while a portion of such loan remains outstanding, such Member shall promptly repay the outstanding balance to the Company.

ARTICLE 9

TRANSFER

Section 9.1 Transfer of Interests. No Member may Transfer all or any part of its Interest, or any interests therein, except in accordance with the terms and conditions set forth in this Article 9. Schedule A shall be deemed to be amended from time to time to reflect any change in the identity, Class A Units, Class B Units, Class A Capital, Class B Capital and Class C Capital of the Members to reflect any Transfer permitted by this Article 9.

Section 9.2 Conditions of Transfer.

(a) Each Member other than a Management Unit Holder shall have the right to Transfer all or any part of its Interest only as permitted by the Lazard Agreement and with the prior written approval of Lazard; provided, that (x) any such Member may Transfer all or any part of its interest in the Company as contemplated by this Agreement and (y) LFNY and Lazard may transfer Interests in connection with the MD Distribution, in the case of (x) and (y) without the prior written approval of Lazard. A Transferee pursuant to this Section 9.2(a) shall become a Member, and shall be listed as a “Class A Member” or “Class B Member” or “Class C Member,” as applicable, on Schedule A at such time as such Transferee executes and delivers to the Board an agreement in which the Transferee agrees to be bound by this Agreement and any other agreements, documents or instruments specified by the Board (if such Transferee shall not already be a Member hereto).

(b) No Management Unit Holder may Transfer all or any part of such Member’s Interests except (i) in connection with a Liquidity Event, Covered Control Event or a Lazard Sale Event in order to give effect to such Liquidity Event, Covered Control Event or a Lazard Sale Event, (ii) pursuant to Section 9.3, or (iii) any Management Member may at any time Transfer all or any portion of his vested and non-forfeited Units (and a proportionate amount of his Capital) to his estate, direct descendents or, following the death of such Member, to a spouse, or to any trust for the benefit of such Member, his direct descendents or, following the death of such Member, a spouse, provided that, in the case of clause (iii), (A) the trustee and any successor trustees for any such trust are approved by the Lazard Board and (B) the Transferee executes and delivers to the Lazard Board an agreement in which the Transferee agrees to be bound by this Agreement and any other agreements, documents or instruments specified by the Board (each such Transferee described in this clause (iii), an “Estate Transferee”). Unless the Board otherwise determines, each Management Member who transfers Units to an Estate Transferee must transfer a proportionate amount of Capital to such Estate Transferee. An Estate Transferee pursuant to Section 9.2(b)(iii) shall become a Member, and shall be listed as a “Class A Member,” “Class B Member” and/or “Class C Member,” as applicable, on Schedule A, at such time as the events described in clauses (A) and (B) of such Section 9.2(b)(iii) shall have occurred.

Section 9.3 Tag-Along and Drag-Along Rights.

(a) Tag-Along. Notwithstanding anything else in this Section 9 (other than Section 9.3(b) and Section 9.3(c)) to the contrary, in the event that LFNY or any other Lazard Entity proposes to sell in one or a series of related sales Units held by such Lazard Entity to any Person that is not a Lazard Entity, which Units represent, in the aggregate, not less than the Trigger Amount at the time of such proposed sale, each Management Unit Holder shall have the right to sell vested and non-forfeited Units in such sale in an amount equal to the number of vested and non-forfeited Units held by such Management Unit Holder multiplied by a fraction, the numerator of which is the number of Units that such Lazard Entity proposes to sell in such sale and the denominator of which is the aggregate number of Units held by all Lazard Entities immediately prior to such sale (including the Units that such Lazard Entity proposes to sell in such sale) (such fraction, the “Fraction”). Any sale by a Management Unit Holder pursuant to this Section 9.3(a) shall be on substantially the same terms and conditions as apply to such Lazard Entity (except as provided in Section 9.3(c) below). Lazard shall provide each Management Unit Holder with written notice of such a proposed sale at least 15 days prior to the consummation of such sale, and each Management Unit Holder who wishes to participate in such sale shall give Lazard written notice of his intent to participate within 10 days after receiving notice from Lazard of the proposed sale. Each electing Management Unit Holder shall execute such documents in respect of such sale as Lazard shall reasonably request. Notwithstanding the foregoing, the provisions of this Section 9.3(a) shall not apply to any such sale that would otherwise be deemed to be related to a Covered Control Event, a Liquidity Event or a Lazard Sale Event.

(b) Drag-Along. Notwithstanding anything else in this Section 9 (other than Section 9.3(b) and (c)) to the contrary, in the event that LFNY or any other Lazard Entity proposes to sell in one or a series of related sales Units held by such Lazard Entity to any Person that is not a Lazard Entity, which Units represent, in the aggregate, not less than the Trigger Amount at the time of such proposed sale, Lazard may require that each Management Unit Holder sell vested and non-forfeited Units in such sale in an amount equal to the number of vested and non-forfeited Units held by such Management Unit Holder multiplied by the Fraction. Any sale by a Management Unit Holder pursuant to this Section 9.3(b) shall be on substantially the same terms and conditions as apply to such Lazard Entity (except as provided in Section 9.3(c) below). To exercise its rights under this Section 9.3(b), Lazard shall give each Management Unit Holder written notice of its desire to have the Management Unit Holders participate in a sale within 10 days after entering into definitive documentation with respect to such sale. Each Management Unit Holder shall execute such documents in respect of such sale as Lazard shall reasonably request. If Lazard elects not to exercise its rights under Section 9.3(b), the Management Unit Holders shall retain the right to exercise any rights they may have under Section 9.3(a). Notwithstanding the foregoing, the provisions of this Section 9.3(b) shall not apply to any such sale that would otherwise be deemed to be related to a Covered Control Event, a Liquidity Event or a Lazard Sale Event.

(c) In any sale governed by this Section 9.3, the price per Unit shall be determined by reference to what each Management Unit Holder would have received in respect of his or her Units pursuant to Section 10.3 if there had been a Liquidity Event giving rise to a Liquidation Value equal to the value implied by the total amount payable by the purchaser and the Units transferred to the purchaser (as determined in good faith by the Board).

Section 9.4 Effect of Transfer without Approval. Any purported Transfer of all or any part of a Member’s Interest, or any interest therein, which is not in compliance with this Article 9 shall be void and, except as provided for in Section 9.6 below, shall be of no effect.

Section 9.5 Liability for Breach. Notwithstanding anything to the contrary in this Article 9, any Member purporting to Transfer its Interest, or any part thereof, in violation of this Article 9 shall be liable to the Company and the other Members for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such non-complying transfer, attempted transfer or purported transfer, including specifically any additional cost or taxes created by non-compliance with any of the requirements and conditions provided for in Section 9.2.

Section 9.6 Encumbrances. No Class A Member, Class B Member or Class C Member may charge or encumber his Interest or subject his Interest to a security interest, right of first refusal, option or other similar limitation except, in each case, as permitted by the Lazard Agreement or for those created by this Agreement.

ARTICLE 10

TERM; DISSOLUTION AND LIQUIDATION

Section 10.1 Term. Except as provided in Section 10.2 hereof, the existence of the Company shall be perpetual.

Section 10.2 Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up upon a decision made at any time by (i) the Lazard Board or (ii) LFNY to dissolve the Company. The Company shall not be dissolved by reason of, and shall continue notwithstanding, the retirement of any Member or the death, bankruptcy or dissolution of any Member. Except as provided in the first sentence of this Section 10.2(a), none of the Members shall have any right to terminate, wind up or dissolve their class of Interests or to terminate, wind up or dissolve the Company.

(b) Upon a dissolution pursuant to Section 10.2(a), the Company’s business and assets shall be liquidated promptly in an orderly manner; provided that in the event of a dissolution by LFNY pursuant to Section 10.2(a)(ii), the proceeds of such dissolution relating to the LFNY’s ownership interest in the Company shall be distributed to LFNY pursuant to Section 10.2(d) such that such distribution occurs within 30 calendar days of such decision to dissolve the Company. Lazard shall be the liquidator to wind up the affairs of the Company. In performing its duties, Lazard is authorized to sell, exchange or otherwise dispose of the Company’s business and assets in accordance with the Act in any reasonable manner that Lazard, subject to the right of the Lazard Board to approve a liquidation of the Company, determines to be in the best interests of the Members. Upon completion of the winding-up and liquidation of the Company, Lazard shall prepare and submit to each Member a final statement with respect thereto.

(c) In the event of a dissolution of the Company by LFNY pursuant to Section 10.2(a)(ii), Lazard shall, in consultation with the Managing Directors Special Committee, take all actions reasonably necessary to (i) (A) ensure that the business and operations of the Company shall be reformed at Lazard or an Affiliate thereof so that, upon such reformation, such business and operations are conducted in a substantially similar form as they are conducted prior to such dissolution and (B) provide the Management Unit Holders with interests or other arrangements with substantially identical economic terms (including with respect to vesting and distribution rights) to such Management Unit Holders’ Capital and Units (as applicable) at the time of such dissolution, in each case to the greatest extent practicable, (ii) if Lazard so elects, with the approval of the Managing Directors Special Committee, deem such dissolution to be a “Liquidity Event” for the purposes of this Agreement, or (iii) establish such other arrangements in respect of the Management Unit Holders as the Managing Directors Special Committee and Lazard shall agree.

(d) Unless otherwise determined pursuant to Section 10.2(c)(ii) or Section 10.2(c)(iii), in the event of a dissolution of the Company by LFNY pursuant to Section 10.2(a)(ii) and except as otherwise provided pursuant to Section 10.2(c), the Company shall apply and distribute (by payment or, in the case of clause (i) below, by the making of reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of Lazard, reasonably necessary therefor) the proceeds of the dissolution as provided below:

(i) first: to the creditors of the Company, including Members that are creditors of the Company to the extent permitted by law, in satisfaction of the liabilities of the Company; and

(ii) second: to each Class A Member other than Management Unit Holders in proportion to (and to the extent of) the positive balances in their respective Capital Accounts);

(iii) thereafter: to the Class A Members other than Management Unit Holders in proportion to the number of Class A Units held by each such Class A Member.

(e) Cancellation of Certificate of Formation. Upon completion of a liquidation and distribution following a dissolution of the Company pursuant to this Section 10.2 and, if applicable, Section 10.3, Lazard shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company in the office of the Secretary of State of the State of Delaware.

Section 10.3 Liquidity Distributions.

(a) Following the occurrence of a Liquidity Event, the Company shall apply and distribute (by payment or, in the case of clause (i), by the making of reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of Lazard, reasonably necessary therefor) the Liquidation Value, as provided below:

(i) first: to the creditors of the Company, including Members that are creditors of the Company to the extent permitted by law, in satisfaction of the liabilities of the Company (excluding, for the avoidance of doubt, any such liabilities that have been assumed by any third party (other than a Company Affiliate) and are no longer liabilities of the Company);

(ii) second: to the Members in proportion to (and to the extent of) the positive balances in their respective Capital Accounts;

(iii) thereafter: to the Members in proportion to the number of Units held by each Member.

(b) In the event of a deemed distribution under this Section 10.3 pursuant to Section 10.4 or Section 10.6, the provision to be made for payment of the creditors of the Company pursuant to clause (i) of Section 10.3(a) shall be determined in good faith by the Board and, in the case of Section 10.4, shall be based upon the Company Fair Market Value, adjusted to the date of distribution and shall include expenses and costs of the investment banking firms retained pursuant to Section 10.4 in connection with the determination of the Company Fair Market Value and the Lazard Fair Market Value.

(c) For purposes of computing the amounts distributable to Members under Section 10.3(a)(iii), references to “Members” shall be deemed to include holders of Phantom Rights and LAML Phantom Rights, and references to “Units” shall be deemed to include Phantom Rights and LAML Phantom Rights, and notwithstanding anything in Section 10.3(a)(i) to the contrary, as contemplated by the LAM Incentive Plan and the LAML Phantom Interest Agreements, distributions to holders of Phantom Rights and to LAML (on behalf of holders of LAML Phantom Rights) in connection with such Liquidity Event pursuant to this Section 10.3 shall be made in the same priority and at the same time as distributions in respect of Units pursuant to Section 10.3(a)(iii); provided that, for the avoidance of doubt, (i) nothing in this Agreement shall grant any rights as a Member or otherwise under this Agreement to any Person by virtue of holding Phantom Rights or LAML Phantom Rights, and (ii) the rights of holders of Phantom Rights shall be governed by the LAM Incentive Plan and of LAML Phantom Rights shall be governed by the applicable LAML Phantom Interest Agreement. In making the distributions contemplated by Section 10.3(a), the Company shall take into account amounts (if any) that Lazard deems appropriate to contribute to LAML to enable it to make any required payments in respect of LAML Phantom Units pursuant to a LAML Phantom Interest Agreement.

Section 10.4 Purchase upon a Lazard Sale Event.

(a) No later than immediately following the occurrence of a Lazard Sale Event, the Managing Directors Special Committee and Lazard shall each retain, at the expense of the Company, an investment banking firm of national reputation (such firm’s retention by either the Managing Directors Special Committee or Lazard shall be subject to the consent of the other, which consent shall not be unreasonably withheld) to determine, no later than 10 days following such Lazard Sale Event, the fair market value of each of the Company and Lazard which in the case of the Company will be the value at which the Company would be sold to a third party purchaser taking into account an appropriate premium for control, and in the case of Lazard, will be the value received in the Lazard Sale Event (which value will be established by the investment banking firm based on the consideration received in such Lazard Sale Event) (the “Initial Valuations”). The Company and Lazard shall promptly make available to each appraisal firm all data and financial information regarding Lazard and the Company as any such firm shall reasonably request to conduct the valuation referred to herein (subject to appropriate confidentiality arrangements).

(i) If the Initial Valuations of the Company are within 10% of each other, the midpoint will be utilized, and such valuation of the Company will be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Section 10.4. If the Initial Valuations of Lazard are within 10% of each other, the midpoint will be utilized, and such valuation of Lazard will be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Section 10.4.

(ii) In the event that the Initial Valuations of either the Company or Lazard diverge by more than 10% (such entity or entities for which the applicable Initial Valuations diverge by more than 10%, the “Affected Entity or Entities”), the Managing Directors Special Committee and the Board shall negotiate in good faith to set an agreed value for the Affected Entity or Entities. If the Managing Directors Special Committee and the Board agree on a valuation of the Affected Entity or Entities within 10 business days following the receipt of the Initial Valuations from such investment banks, then such valuation of the Affected Entity or Entities will be final, binding and conclusive on all parties including the Company, Lazard and the Members for the purposes of this Agreement.

(iii) If the Managing Directors Special Committee and the Board cannot agree to a valuation for the Affected Entity or Entities within 10 business days following the receipt of the Initial Valuations from such investment banks, the two investment banking firms will jointly choose an unaffiliated third investment banking firm of national reputation which shall determine the fair market value of the Affected Entity or Entities and select one of the applicable Initial Valuations for such Affected Entity or Entities based on which of such Initial Valuations is closer to the valuation arrived at by such third investment banking firm. The value chosen by such third investment banking firm for such Affected Entity or Entities shall be final, binding and conclusive on all parties including the Company, Lazard and the Members.

(b) Following the occurrence of such Lazard Sale Event and determination of the valuation of the Company and Lazard pursuant to Section 10.4(a), the Company shall purchase each Interest held by a Management Unit Holder for the amount and type of consideration such Management Unit Holder would have received pursuant to Section 10.3 in respect of such Interests if there had been a Liquidity Event which gave rise to a Liquidation Value equal to the Deemed Liquidation Value. The “Deemed Liquidation Value” shall mean the product of (i) the proceeds of the Lazard Sale and (ii) a fraction, the numerator of which shall be the fair market value of the Company as determined pursuant to Section 10.4(a) (the “Company Fair Market Value”) and the denominator of which shall be the fair market value of Lazard as determined pursuant to Section 10.4(a) (the “Lazard Fair Market Value”). Notwithstanding anything to the contrary in this Agreement, following the purchase of such Interests held by Management Unit Holders pursuant to this Section 10.4, Lazard shall hold all Interests formerly held by such Management Unit Holders, and the Management Unit Holders shall have no further interest in the Company.

Section 10.5 Public Sale. In the event that the Board determines to cause an initial public offering of the Company, and to convert the Company to a corporation in connection therewith, the Managing Directors Special Committee shall negotiate in good faith with the Board to establish the terms and conditions pursuant to which the Management Unit Holders shall exchange their Interests for shares of or other interests in the corporation being taken public and to establish appropriate arrangements for holders of Phantom Rights and LAML Phantom Rights.

Section 10.6 Merger or Sale of the Company. Upon the consummation of a sale of all of the Interests in the Company to which neither Section 10.3 nor Section 10.4 applies by its terms or a merger, consolidation or other similar business combination of the Company with and/or into another entity that, in each case, results in a Control Event (a “Covered Control Event”), the consideration to be received by the Members for their Interests shall be allocated so that each such Member shall receive an amount in consideration for its Interests equal to the amount that it would be entitled to receive in respect of such Interests if the aggregate proceeds of such sale, merger, consolidation or other business combination were distributed under Section 10.3 appropriately adjusted to take into account any creditors described in Section 10.3(a)(i) which are not required to be paid (it being understood that in accordance with Section 10.3(a) an equal amount of consideration shall be allocated to each Class A Unit and each Class B Unit). If the consideration received in such transaction is not all in the form of cash, the fair market value per unit of any consideration other than cash as determined in good faith by the Board (such determination taking into account the trading price of such consideration on public markets, if any) shall be used in applying Section 10.3 to the allocation of such consideration.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

Section 11.1 Exculpation. No Indemnified Representative shall be personally liable for any breach of duty in an Indemnified Capacity; provided that the foregoing shall not eliminate or limit the Liability of any Indemnified Representative if a judgment or other final adjudication adverse to such Indemnified Representative establishes (i) that the Indemnified Representative’s acts or omissions were in bad faith or involved intentional misconduct, gross negligence or a knowing violation of law, (ii) that the Indemnified Representative in fact personally and improperly gained a financial profit or other advantage to which the Indemnified Representative was not legally entitled or (iii) that, with respect to a distribution subject to Section 508(a) of the Act, the acts of the Indemnified Representative were not performed in accordance with Section 409 of the Act.

Section 11.2 Indemnification.

(a) General Rule. The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and as provided in Section 11.2(c) may advance expenses to, any Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such Indemnified Representative is or was serving in an Indemnified Capacity, including Liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement or act giving rise to strict or products liability; provided that no indemnification may be made to or on behalf of any Indemnified Representative if (i) a judgment or other final adjudication adverse to the Indemnified Representative establishes (x) that the acts of the Indemnified Representative were committed in bad faith or were grossly negligent or the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (y) that the Indemnified Representative personally and improperly gained in fact a financial profit or other advantage to which the Indemnified Representative was not legally entitled or (ii) the Liability for which indemnification is sought arises from a Proceeding by the Company or any of its Affiliates against such Indemnified Representative or by such Indemnified Representative against the Company or any of its Affiliates (other than a Proceeding by such Indemnified Representative against the Company solely to enforce the provisions of this Article XI); provided further that each Indemnified Representative shall give notice to the Company within 15 days of receiving notice of a claim for which such Indemnified Representative may seek indemnification from the Company pursuant to this Article XI (provided that failure to provide notice in such time period shall not affect the Company’s obligations under this Section 11.2 except to the extent that Lazard, the Company or any Lazard Affiliate is prejudiced by such failure).

(b) Partial Payment. If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such Indemnified Representative may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent legally permissible for such Liabilities.

(c) Advancing Expenses. To the fullest extent permitted by law, the Company may pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding for which indemnification may be sought under Section 11.2(a) upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such Indemnified Representative is not entitled to be indemnified by the Company pursuant to this Section 11.2.

(d) Scope of Section. The rights granted by this Section 11.2 shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of members or otherwise, both as to action in an Indemnified Capacity and as to action in any other capacity. The indemnification and advancement of expenses provided by or granted pursuant to this Section 11.2 shall continue as to a Person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and shall inure to the benefit of the successors, heirs, executors, administrators and personal representatives of such a Person.

Section 11.3 Exculpation and Indemnification Definitions. As used in this Article XI, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Indemnified Capacity” means any and all past, present and future service by an Indemnified Representative in one or more capacities as a member, managing member, director, managing director, officer, manager, employee or agent of the Company or any of its Subsidiaries or, at the request of the Company or any of its Subsidiaries, as a member, managing member, director, managing director, officer, manager, employee, agent, fiduciary or trustee of another Person.

“Indemnified Representative” means Lazard, all members of Lazard, all members of the Executive Committee, the Chairman of Lazard, the Head of Lazard and Chairman of the Executive Committee, the Chief Executive Officer of Lazard, the Chairman of the Lazard Board, the Lazard Board, all directors, managing directors, officers and managers of the Company, the Coordination Company and their Affiliates, the Chief Executive Officer of the Coordination Company and any other Person serving at the request of the Company or any of its Affiliates as a member, managing member, director, managing director, officer, employee, agent, fiduciary or trustee of another Person.

“Liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to any employee benefit plan, or cost or expense of any nature (including attorneys’ fees and disbursements).

“Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, Lazard or otherwise.

Section 11.4 Survival. This Article XI shall survive any termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Use of Firm Name. The use, sale or other disposition of the name of the Company and any of the firm names “Lazard,” “Lazard Brothers” or “Lazard Frères,” any other firm name which includes the word “Lazard,” any service mark or trademark which includes the word “Lazard” or the initials “LF” or any other word or design service mark or trademark which has been used or licensed by any of the Company; Lazard & Co., Holdings Limited; Lazard & Co. Limited; Lazard Brothers & Co., Limited; Lazard & Co., Services Limited; Lazard Frères S.A.S; Maison Lazard S.A.S. or Lazard or has been designated as a “Lazard Mark” by the Head of Lazard and Chairman of the Executive Committee, shall be governed by the terms of the Coordination Agreement.

Section 12.2 Amendments. This Agreement may not be amended except by the Lazard Board pursuant to Section 3.02(c)(ii)(K) of the Lazard Agreement through an instrument in writing signed by a Person duly authorized by the Lazard Board pursuant to Section 3.02(c)(ii)(K) of the Lazard Agreement; provided that the Board may authorize, without the approval of the Lazard Board, (a) any amendment to this Agreement to correct any technicality, incorrect statement or error apparent on the face hereof in order to further the intent of the parties hereto or (b) correction of any formality or error apparent on the face hereof or incorrect statement or defect in the execution hereof. Notwithstanding the foregoing, no amendment (other than an amendment pursuant to the terms hereof) may be made to this Agreement that would adversely affect the rights of Management Unit Holders in a material manner without the approval of the Managing Directors Special Committee.

Section 12.3 Benefits of Agreement. Except as provided in Article 11, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of Lazard. Except as provided in Article 11, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person. Without limiting the generality of the foregoing, except as provided in Article 11, no Person not a party hereto shall have any right to compel performance by the Company or Lazard of their respective obligations hereunder.

Section 12.4 Confidentiality. Each Member that is not a Lazard Entity expressly agrees, whether or not at the time a Member of the Company or providing services to the Company and/or any of its Subsidiaries, to maintain the confidentiality of, and not disclose to any Person other than the Company, a Member, a Managing Director or any financial, legal or other advisor to the Company, any information relating to the business, clients, affairs or financial structure, position or results of the Company or its Affiliates or any Dispute that shall not be generally known to the public or the securities industry; provided that such Member may disclose any such information (a) to the extent required by any applicable law, rule or regulation in the opinion of counsel or by the order of any securities exchange, banking supervisory authority or other governmental or self-regulatory organization of competent jurisdiction (provided that such Member notifies the Company of such requirement prior to making such disclosure and cooperates with the Company in seeking to prevent or minimize such disclosure), (b) to his or its legal counsel and financial advisers (who shall agree to abide by the terms of this Section 12.4), or (c) with the prior written consent of the Board.

Section 12.5 Covenants of Management Members; Non-Exclusive Remedy.

(a) Each Management Member hereby expressly agrees (i) not to engage in Soliciting Activities during the Solicitation Period and (ii) not to engage in Competing Activities during the Competition Period, regardless of whether or not he or she is then a Member of, or providing services to, the Company.

(b) Each Management Member (other than, in the case of a breach of Section 12.5(a)(ii), a Management Member with respect to whom the remedies under Section 3.4(c) are the exclusive remedy for such breach as provided in Schedule 3.4) agrees that irreparable damage to the Company would occur in the event that the covenants set forth in Section 12.5(a) were not performed in accordance with their specific terms and accordingly agrees that the Company shall be entitled to specific performance by such Management Member of the terms thereof, regardless of whether or not he or she is then a Member of, or providing services to, the Company, this being in addition to any other remedy to which the Company may be entitled at law or in equity (including under Section 3.4 with respect to the forfeiture of Units).

Section 12.6 No Waiver of Rights. No failure or delay on the part of any Member in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power. The waiver by any Member or manager of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

Section 12.7 Power of Attorney. Each Member agrees that, by its execution of this Agreement or any writing evidencing the intent of such Person to become a Member or assignee thereof, such Member irrevocably constitutes and appoints Scott D. Hoffman and Nathan A. Paul, and each acting alone, as its true and lawful attorney-in-fact coupled with an interest, with full power and authority, in its name, place and stead to make, execute, acknowledge and record (a) all certificates, instruments or documents, including fictitious name or assumed name certificates, as may be required by, or may be appropriate under, the laws of any state or jurisdiction in which the Company is doing or intends to do business and (b) all agreements, documents, certificates or other instruments amending this Agreement or the Certificate that may be necessary or appropriate to reflect or accomplish (i) a change in the name or location of the principal place of business of the Company or a change of name or address of a Member, (ii) the disposal or increase by a Member of his or her Interest in the Company or any part thereof, (iii) a distribution and reduction of the capital contribution of a Member or any other changes in the capital of the Company, (iv) the dissolution or termination of the Company, (v) the addition or substitution of a Person becoming a Member and (vi) any amendment to this Agreement, in each case only to the extent expressly authorized and conducted in accordance with this Agreement.

Section 12.8 Entire Agreement. This Agreement, including the exhibits, annexes and schedules hereto and the Members’ Acknowledgements, constitutes the entire agreement between the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, except as otherwise expressly provided herein or therein. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein.

Section 12.9 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

Section 12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 12.11 Arbitration.

(a) All disputes, controversies and claims arising out of or relating to this Agreement, the Company’s affairs, the rights or interests of the Members or the estate of any deceased Member (to the extent that they are related to any of the foregoing), or any breach or termination or alleged breach or termination of this Agreement (“Disputes”), whether arising during or after the Company’s term or liquidation, shall be determined in accordance with this Section 12.11 (except as provided in Section 12.5 above with respect to specific performance).

(b) All Disputes shall first be reviewed by the Board (“Board Review”). Any party to a Dispute may invoke Board Review by written notice to the other party or parties thereto and the Board. As soon as practicable and in any event within 30 days after receipt of notice of a Dispute, the Board shall attempt in good faith to resolve such Dispute. In the event that any Dispute remains unresolved 45 days after notice thereof to the Board, such Dispute shall be finally determined by an arbitral tribunal under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) and in accordance with Section 12.11(c).

(c) The arbitral tribunal determining any Dispute shall be comprised of three arbitrators. Each party to a Dispute shall designate one arbitrator. If a party fails to designate an arbitrator within a reasonable period, the ICC shall designate an arbitrator for such party, including upon a request by another party. The two arbitrators designated by the parties to a Dispute (or, if applicable, the ICC) shall designate a third arbitrator. In the event that the two arbitrators designated by the parties to a Dispute (or, if applicable, the ICC) are unable to agree upon a third arbitrator within a reasonable period, the third arbitrator shall be selected in accordance with the ICC Rules by the ICC. The language, place and procedures of the arbitration of any Dispute shall be as agreed upon by the parties to such Dispute or, failing such agreement within a reasonable period, as determined in accordance with the ICC Rules in order to ensure a speedy, efficient and just resolution of such Dispute. If neither the parties nor the arbitral tribunal can agree upon procedures, the arbitration shall be conducted in accordance with the ICC’s procedures. The hearings and taking of evidence of any Dispute may be conducted at any locations that will, in the judgment of the arbitral tribunal, result in a speedy, efficient and just resolution of such Dispute. The parties to a Dispute shall use their best efforts to cooperate with each other and the arbitral tribunal in order to obtain a resolution as quickly as possible, including by adopting the ICC’s “fast-track” procedure (as provided for in Article 32(1) of the ICC Rules) if appropriate. Without limiting the generality of the foregoing, the arbitrators shall have the authority to include as part of any award that they shall make to any Person an amount to reimburse such Person, in whole or in part, for the Person’s expenses (including, without limitation, attorney’s fees) incurred in such proceeding.

Section 12.12 Corporate Opportunity; Fiduciary Duty.

(a) None of Lazard or any Lazard Affiliate (and none of their respective officers, directors, employees or agents) shall owe any fiduciary duty to, nor shall any of Lazard or any Lazard Affiliate be liable for breach of fiduciary duty to, the Company, any Company Affiliate or any other holder of Interests or Affiliate of such holder (or any of their respective officers, directors, employees or agents); provided, however, that each Director shall owe to the Company the duty to act with the care of a reasonably prudent person in performing his or her duties as a

Director. In taking any action, making any decision or exercising any discretion with respect to the Company, each of Lazard and each Lazard Affiliate shall be entitled to consider such interests and factors as it desires, including its own interests and those of other Lazard Affiliates, and shall have no duty or obligation (1) to give consideration any consideration to the interests of or factors affecting the Company, the holders of Interests or any other Person, or (2) to abstain from participating in any vote or other action of the Company or any affiliate thereof, the Board or any committee or similar body of any of the foregoing. Lazard and any Lazard Affiliates (and their respective officers, directors, employees or agents) shall not violate a duty or obligation to the Company merely because such Person’s conduct furthers such Person’s own interest, except as specifically set forth in clause (c) of this Section 12.12. Such Persons may lend money to and transact other business with the Company. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Company are the same as those of a Person who is not involved with the Company, subject to other applicable law. No transaction with the Company shall be voidable solely because any such Person has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any such person from conducting any other business, including, without limitation, serving as an officer, director, employee, or stockholder of any corporation, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) Except as may be otherwise provided in a written agreement between the Company and Lazard, none of Lazard or any Lazard Affiliate shall owe any duty to refrain from engaging in the same or similar activities or lines of business as the Company. In the event that Lazard or any Lazard Affiliate acquires knowledge of a potential transaction or matter which may be a corporate opportunity for Lazard or any Lazard Affiliate, on the one hand, and the Company, on the other hand, Lazard or such Lazard Affiliate, as the case may be, shall, to the fullest extent permitted by law, have no duty to communicate or offer such corporate opportunity to the Company.

(c) In the event that a Director or officer of the Company who is also a director or officer of Lazard or any Lazard Affiliate acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Company, on the one hand, and Lazard or any Lazard Affiliate, as applicable, on the other hand, such Director or officer of the Company shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such Director or officer to the Company and its equityholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(i) a corporate opportunity offered to any individual who is an officer of the Company, and who is also a director but not an officer of Lazard or any Lazard Affiliate, shall belong to the Company unless such opportunity is expressly offered to such individual in his or her capacity as a director of Lazard or such Lazard Affiliate (in which case it shall belong to Lazard);

(ii) a corporate opportunity offered to any individual who is a director but not an officer of the Company, and who is also a director or officer of Lazard or any Lazard Affiliate shall belong to Lazard unless such opportunity is expressly offered to such individual in his or her capacity as a director of the Company (in which case it shall belong to the Company); and

(iii) a corporate opportunity offered to any individual who is an officer of both the Company and Lazard or any Lazard Affiliate shall belong to Lazard or such Lazard Affiliate unless such opportunity is expressly offered to such individual in his or her capacity as an officer of the Company (in which case it shall belong to the Company).

(d) Any Person purchasing or otherwise acquiring any interest in the Units or Capital of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 12.12.

(e) For purposes of this Section 12.12 only, a director of the Company who is chairman of the Board or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position, unless such individual is an employee of the Company.

(f) Neither the alteration, amendment, termination, expiration or repeal of this Section 12.12 nor the adoption of any provision of this Agreement inconsistent with this Section 12.12 shall eliminate or reduce the effect of this Section 12.12 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 12.12, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 12.13 Interpretation. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Agreement.

Section 12.14 Delaware Limited Liability Company Act Prevails. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the Delaware General Corporation Law shall govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws, the provisions of the Act shall prevail.

Section 12.15 Effectiveness. In accordance with Section 18-201(d) of the Act, this Agreement shall be deemed effective for the purposes of the Act as of the date hereof.

Section 12.16 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned hereby execute this First Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

LAZARD FRÈRES & CO. LLC

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	Managing Director and General Counsel

Acknowledged and agreed as of the date

hereof:

LAZARD LLC

By:	/s/ Scott D. Hoffman
	Name:	Scott D. Hoffman
	Title:	Authorized Person and General Counsel

LAM LLC Agreement Signature Page